UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CINCINNATI FINANCIAL CORPORATION

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Cincinnati Financial Corporation 2012 Shareholder Meeting Notice and Proxy Statement

March 16, 2012

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, April 28, 2012, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1. Electing 10 directors for one-year terms;

2. Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2012;

3. Voting on a nonbinding proposal to approve compensation for the company’s named executive officers;

4. Adopting the Cincinnati Financial Corporation 2012 Stock Compensation Plan;

5. Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 2012, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail.

Your Internet or telephone vote must be received by 11:59 p.m. EDT on April 27, 2012, to be counted in the final tabulation. If you choose to vote by mail, please be sure to return your proxy card in time to be received and counted before the Annual Meeting. Thank you for your interest and participation in the affairs of the company.

/S/ Lisa A. Love
Lisa A. Love
Senior Vice President, General Counsel and Corporate Secretary

This proxy statement, the Annual Report on Form 10-K, Letter from the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 16, 2012.

Table of Contents

Frequently Asked Questions	4
Security Ownership of Principal Shareholders and Management	6
Section 16(A) Beneficial Ownership Reporting Compliance	7
Information About the Board of Directors	8
Proposal 1 – Election of Directors	8
Nominees and Continuing Directors of Your Company	8
Governance of Your Company	17
Certain Relationships and Transactions	19
Audit-Related Matters	21
Proposal 2 – Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm	21
Report of the Audit Committee	21
Fees Billed by the Independent Registered Public Accounting Firm	22
Services Provided by the Independent Registered Public Accounting Firm	22
Compensation of Named Executive Officers and Directors	24
Proposal 3 – Advisory Vote on Compensation of Our Named Executive Officers	24
Proposal 4 – To Adopt The Cincinnati Financial Corporation 2012 Stock Compensation Plan	26
Report of the Compensation Committee	31
Compensation Committee Interlocks and Insider Participation	31
Compensation Discussion and Analysis	32
Conclusion	62
Shareholder Proposals for Next Year	62
Cost of Solicitation	62
Other Business	62
Appendix A	63

Frequently Asked Questions

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2012 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on March 1, 2012, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on March 1, 2012.

How many votes can be cast by all shareholders? – 162,326,568 outstanding shares of common stock can be voted as of the close of business on March 1, 2012.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 81,163,285 shares, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals? – The nominees for director receiving the 10 highest vote totals are elected as directors. Selection of our independent registered public accounting firm is ratified if votes cast in favor of this proposal exceed votes cast against it. Compensation paid to our named executive officers is approved and the Cincinnati Financial Corporation 2012 Stock Compensation Plan is adopted if the majority of the shares present and entitled to vote are cast in favor of the proposals.

How do I vote? – You may vote by proxy, whether or not you attend the meeting, in one of three ways:

•	Internet (www.proxyvote.com)
•	Telephone (800-690-6903)
•	Mail: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Even if you plan to attend the annual meeting, we ask that you vote by Internet, telephone or mail. Attending the meeting does not constitute a revocation of a previously submitted vote.

Instructions for voting via the Internet or by telephone, along with the required Control Number (the Control Number is unique to each account), are provided to you by mail or by email in late March or early April. If you receive information from us by mail, the information includes a Notice or proxy card that can be returned in the postage-paid envelope included in the same envelope.

The deadline for online and telephone voting is 11:59 p.m., EDT, April 27, 2012. If you choose to vote by mail, be sure to return your proxy card in time to be received and counted before the Annual Meeting.

Where do I locate my Control Number so I can vote? – If you receive our information in the mail, the Control Number is on the card that also gives your name and the number of shares you hold. If you receive our information in emails, the Control Number is in the text of the email.

What if I cannot locate my Control Number? – If you hold shares directly in your name, you may obtain your Control Number by calling 866-638-6443. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply the Control Number.

Can I obtain another proxy card so I can vote by mail? – If you hold shares directly in your name, you may obtain another proxy card by calling 800-579-1639. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply another proxy card.

What if I vote “withhold” or “abstain?” – “Withhold” or “abstain” votes have no effect on the votes required to elect directors or to ratify the independent registered public accounting firm. Abstain votes have the same effect as votes “against” the non-binding proposal to approve compensation paid to our named executive officers or to adopt the Cincinnati Financial Corporation 2012 Stock Compensation Plan.

Can my shares be voted if I don’t return my proxy and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If your shares are registered in the name of a bank, broker or other nominee and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors, to ratify the independent registered public accounting firm or to approve or reject the other proposals.

Can I change my vote or revoke my proxy? – Yes. Just cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you hold shares directly in your name, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used. Otherwise, your attendance itself does not constitute a revocation of your previously submitted proxy.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting? – We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – You can listen to a live webcast of the meeting over the Internet. Instructions are available on the Investors page of www.cinfin.com approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

Why did my materials arrive in different envelopes? – Our paper mailings are timed to meet regulatory standards that help us keep mailing and paper costs low. Most shareholders who have not elected to receive information using electronic delivery receive three mailings:

•	In late March: you receive a card notifying you that you can cast your vote after reviewing your company’s year-end 2011 financial materials and proxy statement online. You also can request paper materials.
•	In early April: if you haven’t yet voted, you receive a second notification that your company’s information is available. This notice also serves as your paper proxy card.
•	A few days later: you receive this proxy statement along with management’s annual letter on performance, issues, events and trends.

If you are enrolled in electronic delivery, you will receive an email notifying you of the availability of the information on the Internet and providing online voting instructions.

How can I obtain a 2011 Annual Report? – You can obtain our 2011 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) at no cost in several different ways. You may view, search or print the document online from www.cinfin.com/investors. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of www.cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of March 1, 2012. John J. Schiff, Jr. and Thomas R. Schiff, directors of the company, are brothers.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class
Common stock	State Street Corporation	14,575,293	(1)	8.98
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111
Common stock	First Eagle Investment Management, LLC	12,743,855	(2)	7.85
	1345 Avenue of the Americas
	New York, NY 10105
Common stock	John J. Schiff, Jr., CPCU	11,903,107	(3)(4)(5)(6)(7)	7.33
	Cincinnati Financial Corporation
	6200 South Gilmore
	Fairfield, OH 45014
Common stock	BlackRock, Inc.	11,074,399	(8)	6.82
	40 East 52nd Street
	New York, NY 10022
Common stock	Thomas R. Schiff	9,736,757	(3)(4)(7)(13)	6.00
	Cincinnati Financial Corporation
	6200 South Gilmore
	Fairfield, OH 45014
Common stock	The Vanguard Group, Inc.	8,189,182	(9)	5.05
	100 Vanguard Blvd
	Malvern, PA 19355

The outstanding common shares beneficially owned by each other director and our named executive officers and total outstanding shares for all directors and executive officers as a group as of March 1, 2012, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors and Named Executive Officers
William F. Bahl, CFA, CIC	219,669	(10)	0.14
Gregory T. Bier	15,269		0.01
Linda W. Clement-Holmes	2,915		<0.01
Steven J. Johnston	57,136	(5)(6)	0.04
Thomas A. Joseph	138,892	(5)(7)	0.09
Kenneth C. Lichtendahl	27,417		0.02
W. Rodney McMullen	35,604		0.02
Gretchen W. Price	18,959		0.01
Jacob F. Scherer, Jr.	203,631	(5)(7)	0.13
Michael J. Sewell	16,500		0.01
Douglas S. Skidmore	28,930	(11)	0.02
Kenneth W. Stecher	230,749	(5)(7)	0.14
John F. Steele, Jr.	15,006		0.01
Larry R. Webb, CPCU	490,757	(12)	0.30
E. Anthony Woods	43,644		0.03

All directors and nondirector executive officers as a group (29 individuals)	16,371,140	(3)(4)(5)(6) (7)(10)(11) (12)(13)	10.09

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)	Reflects ownership as of December 31, 2011, according to Form 13G filed by State Street Corporation on February 9, 2012.
(2)	Reflects ownership as of December 31, 2011, according to Form 13G filed by First Eagle Investment Management LLC on February 13, 2012.
(3)	Includes 5,767,923 shares owned of record by The Mary R. Schiff and John J. Schiff Foundation and 1,701,595 shares owned of record by the John J. Schiff Charitable Lead Trust, the trustees of all of which are Messrs. J. Schiff, Jr. and T. Schiff and Suzanne S. Reid, who share voting and investment power equally.
(4)	Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Messrs. J. Schiff, Jr. and T. Schiff, who share voting and investment power; and 124,249 shares owned by John J. & Thomas R. Schiff & Co. Inc. for which Messrs. J. Schiff, Jr. and T. Schiff share voting and investment power.
(5)	Includes shares available within 60 days from exercise of stock options in the amount of 25,487 shares for Mr. Johnston; 101,196 shares for Mr. Joseph; 103,181 shares for Mr. Scherer; 312,901 shares for Mr. J. Schiff, Jr.; 132,507 shares for Mr. Stecher and 717,055 shares for the nondirector executive officers as a group.
(6)	Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of 7,998 shares for Mr. Johnston; 15,105 shares for Mr. J. Schiff, Jr. and 22,076 shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.
(7)	Includes shares pledged as collateral as of December 31, 2011, in the amounts of 36,028 shares for Mr. Joseph; 96,331 shares for Mr. Scherer; 1,363,521 shares for Mr. J. Schiff, Jr.; 1,043,228 shares for Mr. T. Schiff; 41,975 shares for Mr. Stecher; and 370,610 shares for the nondirector executive officers as a group.
(8)	Reflects ownership as of December 31, 2011, according to Form 13G filed by BlackRock Inc. on February 13, 2012.
(9)	Reflects ownership as of December 31, 2011, according to Form 13G filed by The Vanguard Group, Inc. on February 10, 2012.
(10)	Includes 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.
(11)	Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(12)	Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by an IRR marital trust for the benefit of his wife and children.
(13)	Includes 67,118 shares held in Thomas R. Schiff Foundation and 269,117 shares held in TRS Investments LLC., of which Mr. T. Schiff has voting and investment power.

Section 16(A) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that, during the calendar year 2011, all Section 16(a) filing requirements were satisfied on a timely basis except for the following:

Due to a clerical error, in his Form 5 filed January 31, 2011, Mr. Stecher underreported the number of shares disposed of by gift on December 14, 2010, by 70 shares. These 70 shares were reported in a Form 5 filed on January 25, 2012.

Information About the Board of Directors

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Proposal 1 – Election of Directors

The board of directors currently consists of 14 directors. In 2010, shareholders voted to amend our Articles of Incorporation to declassify the structure of the board of directors. During the transition to the new declassified board structure, as the term of each class of directors expires, candidates nominated for election or re-election to the board stand for election to one-year terms. The transition to a fully declassified board will be completed in 2013 when all directors standing for election in that year will be elected for one-year terms.

This year, the term of office of 10 directors expires as of the 2012 Annual Meeting of Shareholders.

The board of directors recommends a vote FOR William F. Bahl, Steven J. Johnston, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, John J. Schiff, Jr., Thomas R. Schiff, Kenneth W. Stecher, John F. Steele, Jr., and E. Anthony Woods as directors to hold office until the 2013 Annual Meeting of Shareholders and until their successors are elected.

We do not know of any reason that any of the nominees for director would not accept the nomination, and it is intended that votes will be cast to elect all 10 nominees as directors. In the event, however, that any nominee should refuse or be unable to accept the nomination, the people acting under the proxies intend to vote for the election of such person or people as the board of directors may recommend.

Nominees and Continuing Directors of Your Company

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service and relationships and local decision making. The nominating committee’s process to recommend qualified director candidates is described on Page 18 under “Director Nomination Considerations and Process.”

Below are the names of the nominees for election to the office of director and each current director whose term does not expire at this time, along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years. For each nominee, we also describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our board and its committees.

Nominees for Director for Terms Expiring 2012

(Data as of March 3, 2012)

William F. Bahl, CFA, CIC, age 60, has been a director of the company since 1995 and currently is our lead director and chairman of the nominating committee. He is a member of the audit, compensation, executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. Bahl co-founded a firm that performs financial analysis of publicly held securities, advising and managing portfolios for high-net-worth and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

Mr. Bahl is chairman of the board of Bahl & Gaynor Investment Counsel Inc., an independent registered investment adviser based in Cincinnati. Before co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago and held prior positions for Fifth Third Bank and Mellon Bank. Mr. Bahl is a director of LCA-Vision Inc. since 2005, serving as chair of this publicly traded company’s compensation committee and a member of its audit and nominating committees. He was a trustee until 2006 of The Preferred Group of Funds and a board member from 2000 to 2006 of The Hennegan Company, a privately owned, Cincinnati-based printing business. Mr. Bahl earned a Master of Business Administration from the University of Michigan after graduating from the University of Florida. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1991. His activities have included leadership and service on nonprofit community boards and foundations benefitting parks, schools, a hospital association and youth organizations.

Steven J. Johnston, FCAS, MAAA, CFA, age 52, was appointed to the board in May 2011. He is a member of the executive and investment committees. He is a director on all subsidiary boards.

As chief executive officer of the company, Mr. Johnston provides the board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities. His management and actuarial expertise and his experience driving technology and efficiency improvements combine with his strong communication skills to aid in his role as liaison between the board and the company management team.

Mr. Johnston has been chief executive officer of the company and all subsidiaries, and president of the company and its lead subsidiary, The Cincinnati Insurance Company, since May 2011. From 2008 to May 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company. Former chief financial officer of State Auto Insurance Company, he has more than 25 years of property casualty insurance experience, including a broad background in accounting, finance, actuarial, reinsurance, technology, investments and management of investor and ratings agency relationships. He also served as a director and chairman of the investment committee for State Automobile Mutual Insurance Company. A graduate of Otterbein University, he is a Fellow of the Casualty Actuarial Society, where he served as a member of the audit committee and chairman of the investment and enterprise risk committees. He is a member of the American Academy of Actuaries and a Chartered Financial Analyst.

Kenneth C. Lichtendahl, age 63, has been a director of the company since 1988, is chairman of the audit committee and serves on the nominating committee.

Mr. Lichtendahl has served for more than 20 years on our board and audit committee, supporting institutional continuity with company and industry knowledge accumulated through all phases of industry and economic cycles and through our expansion over that period. He brings valuable insights gained in developing customer relationships, ethical practices, high quality staff and product differentiation that helped turn his company, Hudepohl-Schoenling Brewing Co., into the 10th-largest brewer in the United States before its sale in 1996.

Mr. Lichtendahl is a senior adviser for Nestle Waters of North America. He has served as senior adviser since Tradewinds Beverage Company was acquired in 2010 by Sweet Leaf Tea, which was acquired in 2011 by Nestle Waters of North America. He was president and a director from 1996 to 2010 of Tradewinds, a privately owned, Cincinnati-based company formed following the sale of Hudepohl-Schoenling. He was president from 1978 to 1996 of Hudepohl-Schoenling, where he held various management positions. He also was a director for 12 years of Centennial Savings Bank in Cincinnati, which had grown to 11 offices and $700 million of deposits before its sale to National City Bank in 2000. A graduate of the University of Cincinnati, Mr. Lichtendahl has contributed his leadership and service on nonprofit community boards supporting youth and civic organizations, as well as land, water and wildlife preservation.

W. Rodney McMullen, age 51, has been a director of the company since 2001 and is chairman of the compensation committee and a member of the executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. McMullen has worked with The Kroger Co.’s board on business strategy initiatives and transactions including business model transformation, mergers and acquisitions, divestitures and management transitions. His daily experience leading a large public company equips him to understand and guide management decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Since August 2009, Mr. McMullen has been president and chief operating officer of Kroger, a publicly traded, Cincinnati-based company that is the nation’s second largest retail grocery chain. He has been a director of Kroger since 2003, when he was promoted to vice chairman of the board. Prior to his appointment as vice chairman, Mr. McMullen was executive vice president of strategy, planning and finance from 2000 to 2003. He joined Kroger as a part-time store clerk in 1978 and has held key financial positions, including corporate controller and chief financial officer. He is a member since 2007 of the board of Global Standards 1, a privately owned company that owns UPC and RFID codes; and, beginning in 2010, chairman of GS1 US, a not-for-profit organization that develops supply-chain standards, solutions and services for 25 industries. He also is a director since 2011 of dunnhumby LTD, a privately owned, UK-based company that analyzes customer data to improve customer experience and a director since 2003 of dunnhumby USA LLC. Mr. McMullen holds a Master of Science degree in accounting from the University of Kentucky, where he also completed his undergraduate degrees. His activities have included leadership and service on nonprofit community boards and committees that support a private university and independent living for the disabled and disadvantaged.

Gretchen W. Price, age 57, has been a director of the company since 2002 and is a member of our audit, compensation and nominating committees.

Ms. Price’s current and past executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Ms. Price is executive vice president, chief financial and administrative officer since July 2011 of Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. She leads the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to July 2011 of Philosophy Inc., an international prestige beauty brand based in Phoenix, Arizona. Prior to 2008, she held positions with expanding responsibility over her 31-year tenure at publicly traded Procter & Gamble Company: vice president and general manager from 2006 to 2007, responsible for Go-To-Market Reinvention Strategy for Global Operations and for Gillette acquisition integration; vice president of finance and accounting for Global Operations from 2001 to 2005, responsible for Worldwide Financial Leadership; vice president and treasurer from 1998 to 2001, responsible for Global Treasury, investor relations and mergers and acquisitions; and vice president of Global Internal Audit from 1996 to 1998. A graduate of the University of Kentucky, she earned the Certified Internal Auditor designation in 1996. She has been a member of the Financial Executives Institute and the Board of Governors of the Institute of Internal Auditors. Her activities have included leadership and service on nonprofit community boards and committees that provide funding for fine arts and music, human service programs and student scholarships.

John J. Schiff, Jr., CPCU, age 68, has been a director of the company since 1968. He is chairman of our executive committee and a member of our investment committee.

Mr. Schiff’s long tenure in our executive and board leadership strongly links us to the mission and values established by our founding agents. As our former chairman of the board, chief executive officer and a licensed insurance agent, he brings a blended perspective, assuring leadership and cultural continuity through agent-centered decisions that differentiate us from competitors. His insights gained from years of service on multiple public company boards help preserve our business model’s long-term approach to creating shareholder value.

Mr. Schiff has been chairman of the executive committee since 1998. From 1986 to May 2011, Mr. Schiff also was chairman of the company’s board of directors and, except 2006 to 2008, chairman of its lead subsidiary, The Cincinnati Insurance Company. In addition, he was president and chief executive officer of the company and of its lead subsidiary from 1999 to 2006. He retained only the company-level chairman and chief executive officer roles from 2006 to 2008 when he resumed the subsidiary chairman title. From 1983 to 1996, Mr. Schiff was chairman, chief executive officer and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Prior to 1983, he was an agent, vice president and secretary of John J. Schiff & Company Inc., which he joined in 1965 after earning a Bachelor of Science in risk and insurance management from The Ohio State University. He earned the Chartered Property Casualty Underwriter designation in 1972 and is a member of The American Institute for Chartered Property Casualty Underwriters, serving as a trustee from 1992 to 2004 and as an executive committee member. Mr. Schiff has experience as a director of publicly traded Cincinnati-based companies: Fifth Third Bancorp and The Fifth Third Bank since 1983, including periods of service on compensation, executive and trust committees; The Standard Register Company, a document management services company, since 1982, including periods of service on its audit and pension advisory committees; Cinergy Corporation, from 1994 to 2005 when it was acquired by Duke Energy Corporation; and Cinergy’s predecessor, Cincinnati Gas & Electric Company, from 1986 to 1995. He served at various times on Cinergy’s audit and compensation committees. Mr. Schiff also is a director of two privately owned companies, the Cincinnati Bengals Inc. and the independent insurance agency named above. His activities have included leadership and service to nonprofit community boards and foundations that support arts education, high school and university education, a hospital and general philanthropy.

Thomas R. Schiff, age 64, has been a director of the company since 1975 and is a member of the investment committee. He is a director on our insurance subsidiary boards.

Mr. Schiff’s long tenure on our board helps provide ongoing insight into how we are serving our primary customer, the independent insurance agent. He contributes to board assessments of the impacts of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Mr. Schiff has been chairman and chief executive officer since 1996 and a director and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. He was its president from 1983 to 1996 and sales manager from 1970 to 1983. He also is chief executive officer and chairman of Lightborne Properties, Lightborne Communications and Lightborne Publications, privately owned media companies based in the Cincinnati area. Mr. Schiff is a graduate of Ohio University. His activities have included leadership and service to nonprofit community boards and foundations that support fine and performing arts, arts education, a hospital and children’s dental services.

Kenneth W. Stecher, age 65, has been a company director since 2008 and chairman of the board since May 2011. He is chairman of the investment committee and a member of the executive committee. He is the chairman of all subsidiary boards.

Mr. Stecher facilitates and guides the business of the board, supporting its effectiveness by bringing his deep knowledge of the company as well as industry challenges and opportunities. Over his long tenure in management, he was our president and chief executive officer responsible for operations, our chief financial officer responsible for capital management, our face to the analyst and investor communities and our corporate secretary conversant with governance trends. In the course of his financial leadership, he developed business knowledge and relationships across our operations.

Mr. Stecher was the president and chief executive officer of the company and its lead subsidiary, The Cincinnati Insurance Company, from 2008 to May 2011. For both companies, he was chief financial officer from 2001 to 2008 and executive vice president from 2006 to 2008. He also was chairman of the lead subsidiary from 2006 to 2008. He served as senior vice president for both companies until 2006, beginning in 1999 for the company and in 1997 for its lead subsidiary. He was secretary of both companies from 1999 to 2008, and treasurer for the company from 1999 to 2008. Mr. Stecher advanced through the ranks of the company’s life insurance subsidiaries from 1967 to 1982, when his responsibilities within the accounting area broadened to include property casualty insurance accounting. He is a trustee since 2009 of the American Institute for Chartered Property Casualty Underwriters, and past president of the Insurance Accounting & Systems Association, Southwestern Ohio Chapter. He earned a Master of Business Administration in finance from Xavier University after graduating from the University of Cincinnati with a Bachelors of Science degree in Accounting. His activities have included service and leadership on nonprofit community boards that support high school and college institutions.

John F. Steele, Jr., age 58, has been a company director since 2005 and is a member of our audit and executive committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of 33 percent of our commercial general liability insurance premiums.

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready mixed concrete supplier to the construction industry. He started his career at Hilltop in 1978 in sales and assumed responsibility for operations over time, becoming president in 1991 and holding that title until 2004. Prior to joining Hilltop, he was a sales executive for William Powell Company, a privately owned industrial valve manufacturer for which he has been a director since 2004. He also was a director for privately owned Smook Bros. Inc., a Canadian construction company from 2006 to 2010. He has served on professional boards including the National Stone, Sand & Gravel Association, the Ohio Aggregates Association and the Ohio Ready Mixed Concrete Association. Mr. Steele has a Master of Business Administration from Xavier University and a Bachelor of Arts from Rollins College. His activities have included leadership and service on nonprofit boards for a youth mentoring organization, a university center for the study of family businesses and a community college.

E. Anthony Woods, age 71, has been a director of the company since 1998 and is a member of the compensation, executive and investment committees. He is a director on our insurance subsidiary boards.

Mr. Woods gained board and executive experience by leading high-growth organizations, enhancing his business development skills, financial acumen and sensitivity to shareholder expectations. His board and board committee service for multiple public and private companies in the healthcare and financial services sectors gives him a wide breadth of exposure to strategic, legal, investing, financing and operating issues and facilitates his contributions to oversight in these areas.

Mr. Woods is chairman and chief executive officer of his privately owned firm, SupportSource LLC, which offers management, financial and investment consulting. He has been chairman since 2003 of Deaconess Associations Inc., a Cincinnati-based, nonprofit healthcare services organization. From 1987 to 2003, he served as its president and chief executive officer, with prior experience from 1997 to 2003 as its chief financial officer. He has been chairman since 2006 and director since 2004 of LCA-Vision Inc., a publicly traded company, serving on its audit, compensation, governance and nominating committees. He has been a director since 2008 and audit committee member of Anchor Funding Services LLC, a financial services company serving small businesses; a director since 2006 of Phoenix Health Systems, a privately owned information technology company serving hospitals and related organizations; and a director from 2008 until its sale in 2010 of Critical Homecare Solutions Inc., a privately owned company providing home health care services. Mr. Woods has Bachelor and Master of Science degrees in engineering from the University of Tennessee and a Master of Business Administration in marketing and finance from Samford University.

Continuing Directors for Terms Expiring 2013

(Data as of March 3, 2012)

Gregory T. Bier, CPA (Ret.), age 65, has been a director of the company since 2006 and currently is a member of the audit, compensation and investment committees. He is a director on our insurance subsidiary boards.

As the former lead partner of a respected independent registered public accounting firm, Mr. Bier brings to our board relevant experience with accounting and financial reporting issues, SEC filings, complex corporate transactions and mergers and acquisitions for public companies including Fifth Third Bancorp, The Procter & Gamble Company, The Midland Company, Cincinnati Financial Corporation and The E.W. Scripps Company.

Mr. Bier was the managing partner of the Cincinnati office of Deloitte & Touche LLP, an independent registered public accounting firm, from 1998 to 2002. He retired in 2002 after 23 years as a partner of the firm and 35 years of service, beginning in 1968 when he joined Haskins & Sells, which later became part of Deloitte. In 2008, he became a director of LifePoint Hospitals Inc., a public company with $3 billion of revenues that is a leading provider of healthcare services in nonurban communities in 18 states. He chairs LifePoint’s audit and compliance committee and is a member of its compensation, corporate governance and nominating, and quality committees. From 2002 to 2007, Mr. Bier was an audit committee member for Catholic Healthcare Partners, one of the largest not-for-profit health systems in the United States. A graduate of Xavier University, he became a CPA in 1970 and is a member with retired status of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. His activities have included leadership and service on nonprofit community boards and foundations benefitting several schools, social services and civic organizations.

Linda W. Clement-Holmes, age 49, has been a director of the company since 2010 and is a member of the audit committee.

Ms. Clement-Holmes has led teams responsible for every computer, handheld, phone, email function, collaboration tools and systems support that keeps The Procter & Gamble Company connected and operational. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.

Ms. Clement-Holmes is chief diversity officer and senior vice president, since February 2010, of Global Business Services for the publicly traded Procter & Gamble Company. She was vice president of Global Business Services since 2007, with responsibility from 2007 to 2009 for Central and Eastern Europe, Middle East and Africa and, in 2009, for External Strategic Alliances, Flow-to-the-Work Resources & Employee Solutions. From 2006 to 2007, she was manager, Global Business Services, Central and Eastern Europe, Middle East and Africa; and in 2005, manager of Information & Decision Solutions, Infrastructure Services & Governance. Prior management positions since 1983 included service in various business areas: IT Outsourcing Initiative, Global Engineering & Development and Communications, Knowledge & Innovation Center of Expertise, New Initiatives and E-commerce, Sales Management Systems, and Management Systems Operations and Development. Ms. Clement-Holmes holds a Bachelor of Science degree in industrial management and computer science from Purdue University. Her activities have included leadership and service in nonprofit community boards supporting families and child care, educational and civic organizations, and professional organizations.

Douglas S. Skidmore, age 49, has been a company director since 2004 and is a member of our audit and nominating committees.

Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Mr. Skidmore has been chief executive officer since 2003 and president and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based full-service independent distributor and broker of quality industrial food ingredients. He was marketing manager from 1990 to 1994. Mr. Skidmore was an account marketing representative for IBM Corporation from 1987 to 1990, with student experiences as a marketing assistant for Intellitech Corporation and a summer engineer for The Procter & Gamble Company’s Food Process and Product Development Lab. He earned a Master of Business Administration degree in management and operations from the J.L. Kellogg School of Management at Northwestern University after graduating from Purdue University. He has been president of the Food Ingredient Distributors Association since 2009 and its trustee since 2005. He is a member of the Institute of Food Technologists since 1990, with experience on its information systems committee.

Larry R. Webb, CPCU, age 56, has been a director of the company since 1979 and is a member of the executive committee. He is a director on our property casualty insurance subsidiary boards.

Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model.

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977. He is a director since 2010 of SWD Inc., a privately owned wholesaler serving small business owners. A graduate of Ohio University, Mr. Webb earned the Chartered Property Casualty Underwriter designation in 1982 and served as president from 1987 to 1988 and director from 1986 to 1992 of the Grand Lake Chapter of CPCU. His activities have included leadership and service to nonprofit community boards that support business ethics, cancer research, an airport authority and cultural organizations.

Committees of the Board and Meetings

There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on our website at www.cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2011:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Bahl	X	X	X	X	X	Chair
Mr. Bier	X	X	X		X
Ms. Clement-Holmes	X	X
Mr. Johnston	X			X	X
Mr. Lichtendahl	X	Chair				X
Mr. McMullen	X		Chair	X	X
Ms. Price	X	X	X			X
Mr. J. Schiff, Jr.	X			Chair	X
Mr. T. Schiff	X				X
Mr. Skidmore	X	X				X
Mr. Stecher	Chair			X	Chair
Mr. Steele, Jr.	X	X		X
Mr. Webb	X			X
Mr. Woods	X		X	X	X
Number of 2011 meetings	5	4	5	5	6	5

Board members are encouraged to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2011, all directors attended at least 92 percent of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the annual shareholders’ meeting at the same location. In May 2011, all of the company’s then 13 directors attended the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on April 28, 2012.

Audit Committee – The purpose of the audit committee is to oversee the process of accounting and financial reporting, audits and financial statements of the company. The report of the audit committee begins on Page 21.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its principal executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The report of the compensation committee begins on Page 31.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence, qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee – The purpose of the executive committee is to exercise the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees compliance with the corporate governance policies for the company.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Governance of Your Company

Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually, and occasionally recommends changes for the board’s consideration and approval. These guidelines and codes are available on our website at www.cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct – Our Code of Conduct applies to all of our associates, including our officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline – Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Transcripts of all calls are reported to the audit committee.

Board Leadership and Executive Sessions – The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of chairman of the board and chief executive officer are separated. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

When the chairman of the board is not an independent director, the board appoints the chairman of the nominating committee as the board’s lead director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, outside of the presence of management, at every regularly scheduled meeting of the board of directors. Our Corporate Governance Guidelines are available on our website at www.cinfin.com/investors.

Stock Ownership Guidelines – Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. Director and Officer Ownership Guidelines are available on our website at www.cinfin.com/investors.

Risk Management – The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. The subject of risk management is a recurring agenda item for which the board receives a report at each regularly scheduled board meeting from the chief risk officer, including in-person reports twice each year. The chief risk officer has direct access to all members of the board of directors.

Additionally, the charters of certain of the board’s committees assign oversight responsibility for particular areas of risk. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our nominating committee oversees risk associated with our corporate governance guidelines and legal, regulatory and compliance risks. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Director Independence – Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner, other than a limited partner, controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of February 3, 2012: William F. Bahl, Gregory T. Bier, Linda Clement-Holmes, Kenneth C. Lichtendahl, W. Rodney McMullen, Gretchen W. Price, Douglas S. Skidmore, John F. Steele, Jr. and E. Anthony Woods.

Following the re-election of the directors included in this proxy, a majority (nine) of the 14 directors would meet the applicable criteria for independence under Nasdaq listing standards.

Director Nomination Considerations and Process – The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity
•	An ability to work with others
•	Sufficient time to devote to the affairs of the company
•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or re-nomination.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and, as the committee believes is appropriate, discussing the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors and satisfy the needs of the board.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our website at www.cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2011 annual shareholders’ meeting, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating with the Board – Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. Nonetheless, the board welcomes shareholder communication and has instructed the corporate secretary of the company to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board member with summary information regarding correspondence.

Certain Relationships and Transactions

The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:

•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct
•	Whether the transaction would impair the independence of a director
•	Whether the transaction would be fair
•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2011 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:

Thomas R. Schiff is a director of Cincinnati Financial Corporation and the chief executive officer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. He and John J. Schiff, Jr., the chairman of the executive committee of the board of directors of Cincinnati Financial Corporation and all its subsidiaries, together with Mr. John J. Schiff, Jr.’s sons John J. Schiff III and Charles O. Schiff, collectively own a majority interest in the insurance agency. Our insurance subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. commissions of $5,131,551. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,129,772. John J. & Thomas R. Schiff & Co. Inc. purchased group health coverage for a partial year from our life insurance subsidiary for a premium of $11,658 and paid rent to the company in the amount of $122,445 for office space located in the headquarters building.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director, chief executive officer and president of Skidmore Sales & Distributing Company Inc., which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $270,193.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $417,971.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $756,336.

A brother of an executive officer and senior vice president of the company’s insurance subsidiaries, is a secretary of the company’s property casualty insurance subsidiary and manager of workers’ compensation claims in the Headquarters Claims department with 34 years of experience in both the Field Claims and Headquarters Claims departments. In 2011, the executive officer’s brother earned compensation consisting of salary, cash bonus, stock-based compensation and perquisites totaling $152,983. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Audit-Related Matters

Proposal 2 – Management’s Proposal to Ratify Appointment of the Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2012. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2012 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

To ratify the appointment of Deloitte & Touche LLP, a majority of votes cast at the meeting must be voted for the proposal.

The board of directors recommends a vote FOR the proposal to ratify appointment of the independent registered public accounting firm.

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has seven independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other things, matters related to the conduct of the audit of the company’s consolidated financial statements and the matters required to be discussed by Auditing Standards No. 61, as modified or supplemented (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche its independence from the company. The committee considered whether services Deloitte & Touche provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2011, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2012, and is presenting the selection to the shareholders for ratification.

Submitted by the audit committee:

William F. Bahl, Gregory T. Bier, Linda Clement-Holmes, Kenneth C. Lichtendahl (chair), Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2011.

	Year Ended December 31,
	2011	2010

Audit Fees	$2,407,000	$2,310,000
Audit-Related Fees	67,000	289,454
Tax Fees	496,502	406,242
Subtotal	2,970,502	3,005,696
All Other Fees	1,902,858	2,162,075
Deloitte & Touche LLP Total Fees	$4,873,360	$5,167,771

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2011 and 2010, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of non-audit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, American Institute of Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.

Engagements for services falling below the dollar threshold approved for specified services may be entered into with the consent of the chief financial officer. The committee must individually approve engagements for permissible services not included in the preapproval list or that exceed the dollar threshold established for such services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees – These are fees for professional services performed by the independent registered public accounting firm for the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – These are fees for assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits and independent project risk auditing services.

Tax Fees – These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance and preparation including review of our tax returns and related research as well as IRS audit assistance. None of the tax fees in 2011 or 2010 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees – These fees are for advisory services provided by the independent registered public accounting firm to assist the company in gathering and grouping data for the underwriting and pricing of commercial lines policies.

Compensation of Named Executive Officers and Directors**

Proposal 3 – Advisory Vote on Compensation of Our Named Executive Officers

Section 14A of the Securities Exchange Act of 1934 (Exchange Act), requires us to provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Our board agreed to hold such advisory votes every year, the frequency selected by over 88 percent of the shareholders who voted on the frequency proposal at the 2011 Annual Meeting of Shareholders.

As described in detail below in the Compensation Discussion and Analysis, Page 32, we seek to align the interests of our named executive officers with the interests of our shareholders. The committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward, develop and retain the executive talent required to achieve the company’s business objectives, with the ultimate goal of increasing shareholder value. At the same time, the committee is careful to ensure that compensation paid to executives is not excessive as compared with peer companies and does not encourage unreasonable risk-taking, that its decisions are transparent and easily understood by all stakeholders, and that the elements of compensation employed are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.

Since February 2010, the committee has structured its executive compensation program to address the following key components of compensation considered each year:

•	We use nonincentive cash compensation (base annual salary) to provide adequate and stable compensation that can increase incrementally over time, for all of our full-time associates, including the named executive officers;
•	We use incentive cash compensation (annual incentive compensation) at reasonable levels to reward short-term performance of named executive officers by focusing executive attention on initiatives and tactical actions believed to be important for achievement of longer-term strategic goals;
•	We use grants of stock options, performance-based restricted stock units (PSUs) and time-vesting restricted stock units (RSUs) to align executive officer and shareholder financial interests and focus on the long term. We structure overall compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and, for stock options, when our stock price increases. We do not pay dividends or dividend equivalents on unvested stock-based awards; and
•	We cap the maximum amounts that may be earned under any award of performance-based compensation.

The committee’s emphasis on performance-based compensation awards is intended to strengthen the link between our executive management and our shareholders by rewarding our executive officers when their efforts produce results that benefit our shareholders.

** In our disclosure about compensation paid to our named executive officers we refer to several Non-GAAP measures, including “operating income,” “net written premiums” and “value creation ratio.” The definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are in our news release reporting financial results for fourth quarter and year ending December 31, 2011, which is available on the Investors page of our website, www.cinfin.com. It is also attached as Exhibit 99.1 to our Current Report on Form 8-K filed February 8, 2012, which is incorporated herein by reference. A reconciliation of written premiums to earned premiums is available on Page 52 of our 2011 Annual Report on Form 10-K filed February 29, 2012, which is incorporated herein by reference. A reconciliation of the value creation ratio to book value or shareholders’ equity per share is available on Page 38 of our 2011 Annual Report on Form 10-K.

As we describe in the Executive Summary of the Compensation Discussion and Analysis, Page 32, our financial performance improved for 2011, as measured by several key indicators. Despite a record level of natural catastrophe losses in the United States and around the world experienced by the insurance industry generally and our company:

•	We increased our financial strength with growth of total assets, invested assets, shareholders’ equity and book value per share over previous 2010 levels, reflecting the success of our strategy to manage capital effectively and to actively manage our investment portfolio within established investment parameters. Entering 2012, the portfolio continues to be well-diversified, and we believe it is well-positioned to withstand short-term fluctuations.
•	We earned net income of $166 million and operating income of $121 million with improvement in core underwriting, consistent and conservative reserving practices, contribution from our life operations, prudent expense management and increased investment income.
•	We grew property casualty earned premiums by 4 percent and net written premiums by 5 percent in 2011, reflecting steady retention of renewal business at improving rates for our standard and excess and surplus lines segments. Total property casualty new business written premiums grew 6 percent for the year. Our growth benefited from successful execution of strategic initiatives for targeted growth, including geographic expansion and diversification; new agency appointments; new product initiatives, including growth of our excess and surplus lines operation; improved pricing precision; and development and use of enhanced technology.
•	Our net investment income grew 1 percent, driven by 5 percent higher dividend income with flat pretax interest income. Because approximately one-quarter of our total investments are in common stocks of high quality, larger capitalization companies that we believe are likely to increase their dividend rate, dividend income is positioned to grow while our book value should also benefit over the long term from capital appreciation.

These efforts supported an increase of our indicated annual cash dividend for the 51st consecutive year. We believe this record is matched by only nine other publicly traded companies. The dividend increase reflects the confidence our board of directors has in our strong capital, liquidity and financial flexibility, as well as progress through our initiatives to improve earnings performance. Through the cash dividends declared and share repurchases made during the year, we returned $293 million to shareholders for 2011.

As the committee considers executive compensation, it evaluates our performance and establishes performance hurdles for performance-based compensation with reference to other insurance companies that we have identified as our peer group. See Page 50 for information about the companies in our peer group. Although our performance over the last three years exceeded that of half of our peer group as measured by three-year total shareholder return, realizable compensation for our named executive officers remains comparatively low, ranking below the 10th percentile. We believe our executive compensation program provides the appropriate incentives to encourage our executive team to continue to deliver value to our shareholders over the long term, while providing appropriate protection against excessive risk taking to produce those results.

This proposal on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation for our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board or the committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Vote Required

The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required to approve this proposal. Votes to abstain have the same effect as a vote against the proposal. Broker nonvotes have no effect on the voting for this proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 4 – To Adopt The Cincinnati Financial Corporation 2012 Stock Compensation Plan

Purpose

The board of directors of the company has approved and recommends shareholder approval of the proposal to adopt the Cincinnati Financial Corporation 2012 Stock Compensation Plan (2012 Plan). The plan would be in addition to the Company’s 2006 Stock Compensation Plan (2006 Plan), approved by shareholders in 2006. The purposes of the plan are:

•	To continue the compensation committee’s flexibility to provide a mix of stock-based associate incentive compensation vehicles with different tax treatments.
•	To continue the compensation committee’s ability to provide performance-based awards. The plan provides the compensation committee with flexibility to link various stock-based awards for certain executive officers and potentially others to predetermined performance goals, including the profitability of the company’s businesses and increases in shareholder value. We believe performance-based awards under this plan can maximize the company’s federal income tax deduction for stock-based compensation awarded to certain executives, subject to the requirements of Internal Revenue Code Section 162(m).
•	To incorporate clawback provisions in stock awards to executives in compliance with requirements of the The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations of the Securities and Exchange Commission that may be promulgated thereunder.
•	To help attract and retain quality associates with a strong sense of ownership in the company’s performance. The plan encourages associates to retain shares of common stock earned through these incentives by potentially lowering their cash outlay to pay taxes, reducing the need for associates to sell shares to pay applicable income taxes for some types of awards.

The total number of shares to be available under the 2012 Plan is 7 million shares of the company’s $2.00 par value common stock. Approximately 4 million of the originally authorized 10 million shares remain available to grant to associates under the 2006 Plan.

The board of directors wishes to continue extending equity ownership beyond the company’s executives to all levels of associates, potentially including hourly associates. To best serve shareholders for the long term, the board wants to align the interests of associates with the interests of shareholders.

Historically, stock-based awards have translated into ownership as most associates generally hold their shares, funding the option purchases without cashing in a portion of the grant. The company’s associates have a direct stake in building future success for your company. Although the company does not have access to information about broker accounts, we estimate that approximately 90 percent of our associates hold shares of Cincinnati Financial Corporation.

We believe that, had the 2012 Plan been in effect in fiscal 2011, the amount of awards granted under the plan in 2011 would not have been materially different than the amount granted under the existing 2006 Plan:

New Plan Benefits

Cincinnati Financial Corporation 2012 Stock Compensation Plan

Name and Position	Dollar Value of Stock Options ($)	Number of Stock Options (#)	Dollar Value of Restricted Stock Units at Target (Performance and Service Vesting) ($)	Number of Restricted Stock Units at Target (Performance and Service Vesting) (#)
Kenneth W. Stecher Chairman Cincinnati Financial Corporation	$110,484	15,104	$281,826	8,968
Steven J. Johnston President & Chief Executive Officer Cincinnati Financial Corporation	89,724	12,884	223,216	7,365
Michael J. Sewell Chief Financial Officer, Senior Vice President and Treasurer Cincinnati Financial Corporation	58,602	10,021	132,341	5,011
J. F. Scherer Executive Vice President The Cincinnati Insurance Company	69,587	9,597	181,783	5,830
Thomas A. Joseph President The Cincinnati Casualty Company And Senior Vice President The Cincinnati Insurance Company	53,113	7,261	140,153	4,468

Total Executive Group	754,790	105,897	1,930,954	62,911
Non-Executive Director Group	0	0	0	0
Non-Executive Officer Employee Group	5,742,109	784,988	8,449,750	285,561

Plan Description

The plan provides for grants of various types of stock-based awards to associates of the company and its subsidiaries who are selected by the compensation committee of the board of directors. Awards in any form other than stock options would be counted against that 7 million-share limit as three shares for every award share granted. The plan is presented in Appendix A, beginning on Page 63.

The awards to be made in the future to current or future participants will be decided at that time and cannot be determined at this time. The actual awards depend on a number of factors, including the company’s performance, an individual’s potential contribution to the business, compensation practices at the time, retention considerations and the company’s stock price.

Eligibility. As with the company’s existing plan, all full-time associates of the company and its subsidiaries are eligible to receive awards under the plan. Approximately 3,900 associates currently are eligible.

Plan Administration. The plan is an unfunded plan and will be administered by the compensation committee, which must include at least two directors who are “non-employee directors” within the meaning of SEC Rule 16b-3 and who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Performance Goals. Under Section 162(m), compensation in excess of $1 million paid in any year to any “covered employee” (as defined by Section 162(m)) is deductible by the company if it is based on the achievement of pre-established performance goals and meets certain other requirements of the rules. The committee has adopted performance goals under which awards under the 2012 Plan for covered employees could be performance-based and therefore fully deductible and not subject to the limitations of Section 162(m). The performance goals for performance awards of stock-based incentive compensation under the 2012 Plan (whether such awards take the form of stock, stock units, or equivalents or cash) made (or paid) to any eligible associate would consist of objective tests based on one or more of the following: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, net premium growth, net investment performance and/or value creation ratio. The specific performance goal and applicable performance targets and payout opportunities are set forth in each grant agreement, along with other terms and conditions. The committee sets the performance targets within the first 90 days of the calendar year to which the goals apply. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute company performance or a relative comparison of company performance to the performance of a peer group or other external measure of the selected performance criteria.

Types of Awards. The plan provides for stock incentives of several types, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. Awards of all types may be made subject to performance standards established by the compensation committee.

Stock options granted under the plan may either be incentive stock options qualifying under Section 422 of the Internal Revenue Code or nonqualified options, both exercisable for the company’s $2.00 par value common stock. At the time of grant, the compensation committee determines the exercise price for options granted under the plan, which may not be less than fair market value of the company’s common stock at that date. As of March 1, 2012, the Nasdaq Global Select Market’s closing price for the company’s stock was $35.02.

The compensation committee also determines the term of each option, which may not exceed 10 years from the date of grant. Options become exercisable in accordance with a vesting schedule established by the compensation committee at the time of grant. Depending on the type of option, the compensation committee may permit an option to be exercised by the participant either for a cash payment or the delivery of shares of the company’s common stock held by the participant, potentially including shares acquired upon exercise of the option.

As under the company’s prior stock plans, the aggregate fair market value cannot exceed $100,000, determined at the time of grant, for the shares of common stock an associate may acquire through incentive stock options that become exercisable for the first time during any calendar year. Additionally, the compensation committee may not grant an amount of stock options to any one plan participant during any consecutive three years that may be converted into more than 300,000 shares of common stock. At its sole discretion, the compensation committee may provide, at the time of grant, that the shares to be issued upon an option’s exercise be in the form of restricted stock or other similar securities, or the compensation committee may reserve the right to so provide after the time of grant.

In general, if a plan participant’s employment is terminated, other than for death, disability, retirement or specified actions initiated by the company, all of the participant’s unexerciseable options are forfeited and all exercisable options may be exercised within a specified period following termination, or they too will terminate.

Shares of restricted common stock also may be awarded. The restricted stock vests and becomes transferable upon the satisfaction of conditions set forth in the restricted stock award agreement. Restricted stock awards may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in the restricted stock award agreement, the holder of a restricted stock award has all the rights of a holder of common stock, including the right to receive dividends on the restricted shares.

Units representing the right to receive common stock, cash, or both (as the compensation committee determines) also may be awarded. Restricted stock units vest upon the satisfaction of conditions specified in the award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified, the holder of a restricted stock unit or award has none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of such units. The compensation committee may not grant more than 100,000 common shares worth of restricted stock and restricted stock units to any one plan participant during any three-year period.

Stock appreciation rights (or SARs) may be granted either singly or in combination with underlying stock options. SARs entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as the compensation committee determines) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The grant price for SARs may not be less than the fair market value of the common stock on the date of grant.

The plan also provides for other potential awards that may be denominated in, valued by reference to, or otherwise based on or related to, common stock. The compensation committee specifies the terms of grant, purchase, exercise, exchange or conversion of other stock-based awards. These awards may include, for example, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of common stock or the cash equivalent thereof. Where the value of such stock-based award is based on the difference between the fair market value of the shares covered by such award and the exercise price, the grant price for such award may not be less than the fair market value on the date of grant. The compensation committee may not grant more than 100,000 common shares worth of SARs and other stock-based compensation to any one plan participant during any three-year period.

Performance-based awards may be issued to participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other awards granted under the plan. The compensation committee determines the performance criteria to be achieved during any performance period under the plan and the length of the performance period. Performance awards are generally paid only after the end of the relevant performance period. Performance awards may be paid in cash, shares of common stock, other property or any combination thereof, as the compensation committee determines, in its sole discretion, at the time of payment. Performance awards may be paid in a lump sum or in installments following the close of the performance period.

Acceleration of Awards Provisions. In the event an associate’s employment is terminated within 12 months after the effective date of and due to a change in control as defined in the 2012 Plan, all stock options and SARs held by the associate as of the date of termination would become fully vested and immediately exercisable; the restrictions applicable to outstanding restricted stock, restricted stock units, and other stock-based awards would lapse; and the awards would become free of all restrictions and fully vested.

Amendment and Termination. The board of directors can amend the plan to meet changes in law or regulations or for any other purpose that at the time may be permitted by law, except that the total number of shares to be issued through the plan may not increase and the board may not decrease the participant’s exercise price of stock options, SARs or other stock-based awards to an amount less than the fair market value on the date of the grant. Additionally, the compensation committee may not cancel an issued stock option and replace it with a different stock option with a lower grant price.

Proceeds. The proceeds from the sale to participants of common stock upon the exercise of any and all stock options and any other stock-based compensation issued under the 2012 Plan constitute general funds of the company and may be used by it for any purpose.

Clawback. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations of the Securities and Exchange Commission that may be promulgated thereunder require the company to adopt a policy to recover certain compensation in the event of an accounting restatement by the company due to any material noncompliance with any financial reporting requirement. Any awards granted under the plan will be conditioned on the recipient’s acknowledgment of the applicability of any such clawback policy that the company adopts.

Accounting and Federal Income Tax

The board of directors recognizes that shareholders are interested in the impact of stock option expense on net income. Since 1996, following Financial Accounting Standards Board (FASB) accounting standards, the company has clearly disclosed the estimated impact of stock options on net income and earnings per share in a Note to the Financial Statements and fully complied with amended requirements for disclosures in quarterly financial statements. The company has adopted FASB Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, which calls for stock option expense to be included as a component of net income.

Corporate Federal Income Tax. To the extent that a participant recognizes ordinary income in the circumstances described below, the company is entitled to a corresponding deduction provided that, among other things: (i) the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation under Section 162(m) of the Internal Revenue Code on compensation paid to specified executive officers and (ii) any applicable reporting obligations are satisfied. Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers of a publicly held corporation (covered employees) to $1 million per fiscal year, with exceptions for certain performance-based compensation made under qualifying, shareholder-approved plans. Our intention in designing the 2012 Plan is that all stock option awards, as well as restricted stock awards, performance awards and other stock unit awards granted subject to performance goals, can constitute performance-based compensation for purposes of Section 162(m).

Participant Federal Income Tax. In general, an optionee recognizes no income at the time a nonqualified option is granted; at the time of exercise of a nonqualified option, the optionee recognizes ordinary income for the difference between the purchase price paid for the shares and the fair market value of the nonrestricted shares on the date of exercise; and at the time of sale of shares acquired through the exercise of a nonqualified option, any appreciation (or depreciation) in the value of the shares after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the participant has held the shares.

An optionee generally recognizes no income upon the grant or qualifying exercise of an incentive stock option. However, for purposes of calculating the optionee’s alternative minimum tax, if any, the difference between the fair market value of the shares at exercise and the purchase price constitutes an item of adjustment. If the optionee makes no disqualifying disposition, shares acquired through exercise of an incentive option within two years after the grant date or within one year after the transfer of the shares to the optionee, then any proceeds from selling the shares in excess of the purchase price are taxed to the optionee as long-term capital gain and any loss sustained is a long-term capital loss. If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration holding period described above, the optionee generally recognizes ordinary income in the year of disposition in an amount equal to any excess of the fair market value over the purchase price at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange). Any further gain or loss realized by the optionee generally is taxed as short-term or long-term gain or loss, depending on the holding period.

A participant recognizes no income in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally is required to include as taxable ordinary income in the year of exercise the total amount of any cash plus the fair market value of any nonrestricted shares received pursuant to the exercise.

A recipient of a restricted common stock award generally is subject to tax at ordinary income rates on the fair market value of the restricted shares reduced by any amount the recipient pays for the shares, at such time as the shares are no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of receipt of the shares has taxable ordinary income on the date of receipt equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject at that time to a substantial risk of forfeiture and restrictions on transfer generally are treated as taxable ordinary income to the recipient.

Generally, a participant recognizes no income in connection with the grant of a restricted stock unit or any performance-based award. Subject to the specific terms of the award, when the award is paid to the participant, the participant normally is required to include as taxable ordinary income in the year of payment the total amount of any cash plus the fair market value of any nonrestricted shares of common stock, actually or constructively received.

Summary

By adding the proposed 2012 Plan to the shares remaining in the current 2006 Plan, your company can continue offering a mix of stock-based incentives. The plan would accommodate performance-based awards, provide opportunities to maximize the company’s tax deductions and encourage associates to be vested owners whose interests are aligned with those of other shareholders.

Vote Required

The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting that are entitled to vote on this proposal is required to approve this proposal. Votes to abstain have the same effect as a vote against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the proposal to adopt the Cincinnati Financial Corporation 2012 Stock Compensation Plan.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2012 proxy statement.

Submitted by the compensation committee:

W. Rodney McMullen (chair), William F. Bahl, Gregory T. Bier,

Gretchen W. Price and E. Anthony Woods

Compensation Committee Interlocks and Insider Participation

In 2011, W. Rodney McMullen, William F. Bahl, Gregory T. Bier, Gretchen W. Price and E. Anthony Woods served on the compensation committee. During the 2011 fiscal year, none of the compensation committee members was an officer, employee or former officer of Cincinnati Financial Corporation.

Compensation Discussion and Analysis

The following discussion and analysis contains statements about individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Cincinnati Financial Corporation’s compensation programs and should not be understood to be statements of management’s expectations, outlook, estimates of results or other guidance. We encourage investors to read our 2011 Annual Report on Form 10-K for a more comprehensive discussion of our expectations for company performance, as well as factors we have identified as risks to our ability to achieve our business objectives.

The compensation committee of the board of directors (committee) is responsible for determining compensation for the executive officers named in the Summary Compensation Table, Page 53 (named executive officers). The Summary Compensation Table and the supplemental tables that follow it report compensation calculated in accordance with the rules and regulations of the SEC. This Compensation Discussion and Analysis includes other tables, charts and graphs intended to illustrate the committee’s decisions about compensation and the effects of those decisions over time. Our additional tables do not necessarily apply the same disclosure rules and regulations that govern the disclosure contained in Summary Compensation Table and the other required tables.

Executive Summary

Overview

Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on 2010 net written premium volume from our insurance subsidiary. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent.

The primary components of our executive compensation program are base annual salary, annual incentive cash compensation opportunities and stock-based compensation in the form of nonqualified stock options and PSUs. In 2011, the committee equally balanced target level awards for annual incentive and performance-based, long-term stock awards. We do not target compensation paid to any of our named executive officers to specific benchmark percentiles. As the committee makes its decisions, it is careful to ensure that compensation paid to our executives is not excessive as compared with peers and does not encourage unreasonable risk-taking, that its decisions are transparent and easily understood by all stakeholders, and that the components of compensation used are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.

In April 2011, at our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers, commonly referred to as the say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with 94.9 percent of shares present and eligible to be voted cast in favor of our say-on-pay resolution. In early 2012, we continued our annual outreach program with some of our largest institutional investors, seeking their views on our compensation and governance structure and practices. This feedback was shared with and considered by the committee as it made its executive compensation decisions for 2012. Given the support of our shareholders, confirmed during our investor outreach, the committee decided to maintain its general approach to executive compensation. Additionally, as previously announced, the board decided to hold the say-on-pay vote annually until the next say-on-pay frequency vote, as preferred by 88.3 percent of the shares present and eligible to vote.

The committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

•	We employ our executive officers “at will,” without severance agreements or employment contracts;
•	We use nonincentive cash compensation (base annual salary) to provide adequate and stable compensation that can increase incrementally over time for all of our full-time associates, including the named executive officers;
•	We use incentive cash compensation (annual incentive compensation) at reasonable levels to reward short-term performance of named executive officers by focusing executive attention on initiatives and tactical actions believed to be important for achievement of longer-term strategic goals;
•	We use stock-based awards to align executive officer and shareholder financial interests and focus on the long term. We structure overall compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and, for stock options, when our stock price increases. We do not pay dividends or dividend equivalents on unvested stock-based awards;
•	We cap the maximum amounts that may be earned under any award of performance-based compensation;
•	We do not reprice options, exchange options or reset performance targets for incentive compensation awards granted to any of our associates, including the named executive officers;
•	We rely on long-standing, consistently and appropriately applied practices with respect to the timing and pricing of grants of stock-based compensation. When circumstances arise, such as the employment of a new executive officer, we are careful to appropriately time and price grants, if any, to such individuals;
•	We ask our executive officers to make steady progress towards satisfaction of stock ownership guidelines and prohibit hedging of the economic risk of ownership of our stock;
•	We consider changes in levels of compensation when responsibilities change;
•	We consider competitive compensation practices and relevant factors without establishing targets for total compensation at specific benchmark percentiles;
•	We use processes that include committee review of peer group and internal performance data, compensation practices and plans, and management recommendations based on evaluations of individual and company performance; and
•	We do not authorize payment of tax gross-ups to executive officers, except in limited circumstances such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates.

2011 Financial and Business Performance

In 2011, the insurance industry generally and our company experienced record levels of natural catastrophe losses in the United States and around the world. When those catastrophes hit, we focused on providing our affected policyholders and agents with service and value that would support our relationships and long-term perspective on business. This approach over time has helped build the financial strength and resources to absorb $402 million of pretax catastrophe losses, net of reinsurance, in 2011 and still end the year with exceptionally strong policyholder reserves and with a balance sheet that is stronger than at year-end 2010. Despite these record-level catastrophe losses:

•	We increased our financial strength with growth of total assets, invested assets, shareholders’ equity and book value per share over previous 2010 levels, reflecting the success of our strategy to manage capital effectively and to actively manage our investment portfolio within established investment parameters. Entering 2012, the portfolio continues to be well-diversified, and we believe it is well-positioned to withstand short-term fluctuations.
•	We earned net income of $166 million and operating income of $121 million with improvement in core underwriting, consistent and conservative reserving practices, contribution from our life operations, prudent expense management and increased investment income.

•	We grew property casualty earned premiums by 4 percent and net written premiums by 5 percent in 2011, reflecting steady retention of renewal business at improving rates for our standard and excess and surplus lines segments. Total property casualty new business grew 6 percent for the year. Our growth benefited from successful execution of strategic initiatives for targeted growth, including geographic expansion and diversification; new agency appointments; new product initiatives, including growth of our excess and surplus lines operation; improved pricing precision; and development and use of enhanced technology.
•	Our net investment income grew 1 percent, driven by 5 percent higher dividend income with flat pretax interest income. Because approximately one-quarter of our total investments are in common stocks of high quality, larger capitalization companies that we believe are likely to increase their dividend rate, dividend income is positioned to grow while our book value should also benefit over the long term from capital appreciation.

These efforts supported an increase of our indicated annual cash dividend for the 51st consecutive year. We believe this record is matched by only nine other publicly traded companies. This increase reflects the confidence our board of directors has in our strong capital, liquidity and financial flexibility as well as progress through our initiatives to improve earnings performance. Through the cash dividend and share repurchases during the year, we returned $293 million to shareholders for 2011.

These efforts also helped produce total shareholder return for 2011 of 1.1 percent, which exceeded the one-year total shareholder return of four of the eight companies in our peer group. We believe this reflects recognition by the stock market that we are positioned to continue growing earnings and book value over the long term.

Three-year total shareholder return relative to our peer group is the performance objective used in our long-term PSU awards. For the three years ending December 31, 2011, that measure improved to 24.6 percent, exceeding that of four companies in our peer group and satisfying the performance hurdle required for payment of performance-based restricted stock units granted in November 2008 at the target level. Combined with stock options, these awards are used to link the long-term interests of our executive officers and shareholders.

Despite performance that exceeded half of our peer group over the last three years, realizable compensation1 for our named executive officers for the same period continued to lag that realized by those of our peer group. The Pay for Performance graph below shows that compared with the companies in our peer group, we performed slightly above the middle of the group while we compensated our chief executive officer and other named executive officers near the bottom of the group, at or below the 10th percentile.

The committee intends that its commitment to our executive compensation program will increase realizable compensation over time for our named executive officers as that program continues to mature and performance-based awards granted in recent years are earned.

We also measure our progress by a value creation ratio that we believe captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Our value creation ratio is the sum of two primary components: 1) our rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share. For the period 2010 through 2014, an annual value creation ratio averaging 12 percent to 15 percent is our primary performance target. With heightened economic and market uncertainty since 2008, we believe the long-term nature of this ratio is an appropriate way to measure our long-term progress in creating shareholder value. Beginning in 2009 for our executive officers, we aligned performance goals for annual incentive compensation to our one-year value creation ratio compared with our peer group. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals and support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation.

In 2011, our one-year value creation ratio was 6.0 percent. We believe we are positioned to achieve our long-term performance target through execution of our strategic initiatives to improve insurance profitability and grow premium revenues. We are encouraged that we obtained this result despite the high level of catastrophe losses, the weak economic environment and continued pressure on commercial lines pricing. Compared with peers, our value creation ratio exceeded that of four of the eight companies in our peer group, satisfying the performance hurdle required for payment of annual incentive compensation at the target level. We believe value creation ratio compared with peers remains an appropriate performance goal for our annual incentive compensation awards because it fosters teamwork among our executive officers, requiring them to make sure the contributions of their individual areas of responsibility add to book value through positive earnings, producing healthy cash flow for investment activities and dividend payments.

1 Three-year realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: base salary, discretionary cash bonus, total annual incentive cash bonus payout, long-term cash bonus payout, amounts shown as all other compensation in the Summary Compensation Table, value realized on exercise, value realized on vesting, total value of exercisable options, total value of unvested shares, and total value of unvested incentive plan shares for the three years ending 2010, the most recent year for which such data is available.

2011 Executive Compensation Actions

Throughout 2011 and early 2012, the committee followed its process described in Compensation Practices and Policies on Page 47, making the following executive compensation decisions that affected 2011 compensation awarded to our named executive officers:

•	Made no adjustments to base annual salary for the named executive officers in February 2011, during its regular annual review of executive compensation;
•	Granted awards of annual incentive compensation for the year ending December 31, 2011, PSUs for the three-year performance period ending December 31, 2013, and stock options using the same award tiers, performance objectives, hurdles and payout opportunities as it used for such awards in 2010;
•	Appropriately adjusted base annual salary, tier assignment and authorized grants of supplemental awards of annual incentive and stock-based compensation to meet target levels for three of the named executive officers. These officers changed job responsibilities in connection with the transition to a new chief executive officer;
•	Set base annual salary, tier assignment and authorized grants of annual incentive and stock-based compensation for a newly hired chief financial officer. The committee additionally approved a deferred compensation agreement between the company and the new chief financial officer in an amount intended to offset a significant portion of retirement benefits forgone at his previous employer; and
•	Assessed the company’s performance compared with performance objectives contained in performance-based awards with performance period ending December 31, 2011, and authorized payout of annual incentive compensation awards to the named executive officers at the target level and payout of three-year PSUs granted in November 2008, at the target level.

Taking into consideration the efforts of our management team, the company’s performance and the economic and business environments, the committee determined that the compensation paid to our named executive officers for 2011 was reasonable.

Overview of 2011 Compensation

Events and Decisions Affecting 2011 Compensation. The compensation disclosed for the named executive officers for 2011 was affected by the following events and decisions:

•	Management changes in May 2011 that:

o	Reduced base annual salary for Mr. Stecher as he transitioned to the role of chairman from active management of the company as president and chief executive officer;
o	Increased base annual salary and tier assignment and target awards for annual incentive and stock compensation for Mr. Johnston to correspond to his promotion to president and chief executive officer;
o	Increased base annual salary and target awards for annual incentive and stock compensation for Mr. Scherer to correspond to his promotion to executive vice president of business insurance;
o	Set base annual salary, tier assignment and target awards for Mr. Sewell, hired in May 2011 as the company’s chief financial officer, and approved a deferred compensation agreement intended to offset a significant portion of retirement benefits forgone at his previous employer;

•	Payout of annual incentive compensation for the year ended December 31, 2011, as the company achieved the target performance level with a value creation ratio of 6.0 that exceeded four of the eight companies in the peer group. This marks the first time annual incentive compensation was paid under any shareholder approved annual incentive compensation plan; and

•	Payout of PSUs granted in November 2008 at the target level with a three-year total shareholder return of 24.6 percent that exceeded four of the eight companies in the peer group. This marks the first time that PSUs were earned and paid since shareholders approved the 2006 Cincinnati Financial Stock Compensation Plan.

Components of Compensation

The primary components of compensation are discussed below.

3-Year History of Total Direct Compensation

Name	Year	Base Annual Salary	Discretionary Bonus	Target Annual Incentive Compensation	Stock Options	Performance-Based RSU Target	Time Vesting RSUs and Holiday Stock Bonus	Target Total Direct Compensation	Realized Total Direct Compensation
Kenneth W. Stecher	2011	$500,000	$-	$771,091	$110,484	$239,927	$42,175	$1,663,677	$1,663,649
	2010	963,863	-	771,091	99,312	230,194	301	2,064,761	935,877
	2009	780,000	245,151	200,000	-	-	257	1,225,408	1,055,408
Steven J. Johnston	2011	800,000	-	640,001	89,724	195,934	27,365	1,753,024	1,456,823
	2010	627,590	-	407,934	52,541	121,785	60	1,209,910	595,098
	2009	416,000	235,100	100,000	-	-	26	751,126	667,126
Michael J. Sewell	2011	700,000	-	455,000	58,602	132,341	-	1,345,943	869,615
Jacob F. Scherer, Jr.	2011	750,000	-	487,500	69,587	151,276	30,783	1,489,146	1,295,057
	2010	701,602	-	456,041	58,738	136,160	301	1,352,842	666,960
	2009	474,472	252,366	100,000	-	-	257	827,095	745,344
Thomas A. Joseph	2011	570,244		370,659	53,113	115,357	25,072	1,134,445	1,014,283
	2010	570,244	-	370,659	47,741	110,670	301	1,099,615	551,277
	2009	445,000	166,992	75,000	-	-	257	687,249	629,364

Target total direct compensation represents the sum of compensation the committee awards to the named executive officers each year. The table above reflects each component of target total direct compensation for the last three years, comparing target total direct compensation with compensation realized by each named executive officer for that year.

Amounts shown as base annual salary in the table above and the Nonincentive Cash table on Page 39 are the base annual salary rates in effect at December 31, which include adjustments made during the year related to changes in position.

Target amounts for annual incentive compensation in the table above and the Annual Incentive Compensation table on Page 39 for 2011 and 2010 were set by the committee as a percentage of the named executive officer’s salary. The percentage of salary ranged from 65 percent to 80 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. For 2011, Messrs. Johnston and Stecher were assigned to the Chairman/CEO Tier for which target level awards were 80 percent of base annual salary. The other named executive officers were assigned to Tier I for which target level awards were 65 percent of base annual salary.

Amounts shown for stock options and target levels of PSUs are the grant date fair values calculated in accordance with FASB ASC 718 and match amounts for such awards in the Summary Compensation Table on Page 53. These amounts do not represent the actual value, if any, that may be realized by the named executive officers. The committee used the same tier assignment and related percentage of salary to determine the number of stock options and PSUs as follows: The total dollar value derived from multiplying base annual salary by the tier percentage was allocated two-thirds to options and one-third to PSUs. The value for each award category was then divided by the grant date fair value per share to determine the number of shares included in the respective grants. The committee used the same tier percentage to set target levels for both annual incentive awards and stock-based awards, balancing overall performance-based short-term and long-term compensation. 2011 targets for such annual incentive and PSU awards were unchanged from those used in 2010. 2009 awards of annual incentive compensation were not linked to salary, but rather were determined by position. In 2011, the committee additionally awarded time-vesting restricted stock units (RSUs) to the named executive officers. The number of shares underlying these awards was determined by dividing a dollar value equal to 5 percent of the named executive officer’s salary by the fair value per share on the date of grant. No stock-based awards were granted in 2009, other than non-performance based awards of up to 10 shares granted under the Holiday Stock Plan.

In 2011, target total direct compensation increased from 2010 levels primarily because of increased target amounts of annual incentive and long-term, stock- based awards for named executive officers with promotions in May 2011. These changes had the following effects on total direct compensation targeted for the named executive officers as a group:

•	Reduced the total of discretionary cash compensation for the named executive officers as a group from 2010 levels as salaries were adjusted upward for Messrs. Johnston and Scherer and as Mr. Sewell was hired at a higher base annual salary than his predecessor, offset by a downward adjustment of base annual salary for Mr. Stecher, all in connection with the May 2011 management changes;
•	Increased the total of target levels of annual incentive compensation for the named executive officers as a group from 2010 levels with target levels determined by a percentage of base annual salary according to officer tier assignment. In 2011, Mr. Johnston joined Mr. Stecher with assignment to the higher Chairman/CEO tier award level. This change was the primary contributor to the total increase for all of the named executive officers as a group; and
•	Increased the total target levels of stock-based compensation for the named executive officers as a group over the level of such awards granted in 2010 for the same reasons described immediately above. Additionally, awards of RSUs with grant date values equal to 5 percent of base annual salary were granted to executive officers in February 2011 in lieu of salary increases.

In the table above, the level of total direct compensation realized by the group for 2011 is higher than realized total direct compensation for 2010 because of payouts at the target levels of annual incentive compensation awards granted in 2011 and three-year PSUs granted in November 2008.

The primary components of compensation and the changes for the last three years are discussed below.

Annual Cash Compensation

Nonincentive cash compensation. In 2011, nonincentive cash compensation for named executive officers consisted of base annual salary. The appropriate comparison of nonincentive cash compensation from year to year is to compare salary in the years 2011 and 2010 to the sum of salary and discretionary bonus for 2009. For the group, nonincentive cash for named executive officers decreased in 2011 from 2010 levels as the committee adjusted salaries as follows:

•	No adjustments to base annual salary were made in February 2011, following the committee’s annual review of executive compensation.
•	In May 2011, the committee adjusted salaries for the following named executive officers who had changes in responsibilities announced at that time:

o	Mr. Stecher, formerly president and chief executive officer, relinquished these titles and responsibilities and accepted the title and responsibilities of chairman. His base annual salary was adjusted to $500,000 from $963,863.
o	Mr. Johnston, formerly chief financial officer, was promoted to president and chief executive officer. His base annual salary was adjusted to $800,000 from $627,590.
o	Mr. Scherer, formerly executive vice president, sales and marketing, of our lead subsidiary, was promoted to executive vice president, business insurance, of that subsidiary. His base annual salary was adjusted to $750,000 from $701,602.
o	Mr. Sewell joined the company in May 2011 as our chief financial officer. His base annual salary was set at $700,000.

Nonincentive Cash

Name	Year	Base Annual Salary	Discretionary Bonus	Total Realized Non-Incentive Cash Compensation
Kenneth W. Stecher	2011	$500,000	$-	$651,648
	2010	963,863	-	935,576
	2009	780,000	245,151	1,055,151
Steven J. Johnston	2011	800,000	-	743,635
	2010	627,590	-	595,038
	2009	416,000	235,100	667,100
Michael J. Sewell	2011	700,000	-	414,615
Jacob F. Scherer, Jr.	2011	750,000	-	734,177
	2010	701,602	-	666,659
	2009	474,472	252,366	745,087
Thomas A. Joseph	2011	570,244	-	570,244
	2010	570,244	-	550,976
	2009	445,000	166,992	629,107

Amounts shown as total realized non-incentive cash compensation in the table above reflect the timing of the mid-year salary adjustments described above. They match the amounts shown in the Summary Compensation Table on Page 53 for Salary for 2011 and 2010, and the sum of the Summary Compensation Table columns Salary and Bonus for 2009.

Decisions for 2012: At its February 17, 2012, meeting, the committee did not adjust base annual salaries for the named executive officers for 2012.

Annual incentive compensation. Under the shareholder-approved Annual Incentive Compensation Plan of 2009 (2009 Plan), all executive officers are eligible to annually receive an award of up to $2 million in cash based on achievement of specific performance-based criteria. The 2009 Plan replaced an older plan in which only the named executive officers were eligible to participate.

The 2009 Plan offers a wide range of performance objectives from which the committee may select one or more performance targets to focus the attention of executive officers on short-term tactical actions believed to be important for achievement of longer-term strategic goals. The specific performance objectives, hurdles and targets for each year are contained in award agreements delivered to the individual officer each year. The 2009 Plan also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant.

Annual Incentive Compensation

Name	Year	Target Annual Incentive Compensation	Achievement Level	Realized Annual Incentive Compensation
Kenneth W. Stecher	2011	$771,091	Target	$771,091
	2010	771,091	<Threshold	-
	2009	200,000	<Threshold	-
Steven J. Johnston	2011	640,001	Target	640,001
	2010	407,934	<Threshold	-
	2009	100,000	<Threshold	-
Michael J. Sewell	2011	455,000	Target	455,000
Jacob F. Scherer, Jr.	2011	487,500	Target	487,500
	2010	456,041	<Threshold	-
	2009	100,000	<Threshold	-
Thomas A. Joseph	2011	370,659	Target	370,659
	2010	370,659	<Threshold	-
	2009	75,000	<Threshold	-

The table above compares target levels for annual incentive compensation with amounts realized by each officer for the year and reports the achievement level attained for that year’s performance goal.

In 2011, all executive officers, including the named executive officers, received grants to earn annual incentive compensation under the 2009 Plan. Target levels for awards were set as a percentage of the named executive officer’s salary as described in Three-Year History of Total Direct Compensation on Page 37.

The performance objective for the 2011 awards was the level of the value creation ratio achieved for 2011 relative to the eight companies in the peer group. The committee selected the performance objective of the company’s value creation ratio relative to peers because it captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. Performance hurdles for threshold, target and maximum awards were set at the 37.5th, 50th and 75th percentiles of the peer group. Stated another way, the company’s value creation ratio must equal or exceed that of three peer companies to achieve the threshold hurdle, four peer companies to achieve the target hurdle and six peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target.

In 2011, the company achieved a value creation ratio of 6.0 percent, exceeding that ratio for the 50th percentile, or four companies, of the peer group. This performance level earned a payout at the target level of 100 percent of the target award. At its meeting on February 17, 2012, the committee certified that the company achieved the threshold-level performance hurdle with one of the companies in the peer group still to report. The committee conditionally certified achievement of the target-level performance hurdle on the condition that once that remaining company reports its financial results for 2011, our company’s value creation ratio equals or exceeds that of the last remaining company. Payout of incentive compensation to the named executive officers at the target award level also was authorized. The column in the table above entitled “Realized Annual Incentive Compensation” shows the dollar amount realized by each named executive officer for the performance year 2011. The named executive officers did not realize annual incentive compensation for 2010 or 2009. In both years, the company’s value creation ratio of 11.1 percent and 19.7 percent, respectively, exceeded that of only two peer companies, missing achievement of the threshold level of the 37.5th percentile, or three of the eight companies, of the peer group required for payout.

Decisions for 2012: At its February 17, 2012, meeting, the committee determined that the tier assignments, level of awards and performance hurdles and potential payouts used in 2011 following adjustments for management changes were appropriate for 2012 awards. Accordingly, target levels of annual incentive compensation grants were set at $400,000 for Mr. Stecher, $640,000 for Mr. Johnston, $455,000 for Mr. Sewell, $487,500 for Mr. Scherer, and $370,659 for Mr. Joseph. The performance objective for the awards is the level of value creation ratio achieved for 2012 compared with the 10 companies in the 2012 peer group. Performance hurdles for threshold, target and maximum awards were unchanged from the prior year, set at the same 37.5th, 50th and 75th percentiles of the 2012 peer group. Stated another way, with the new 10-member peer group, the company’s value creation ratio must equal or exceed that of four of the peer companies to achieve the threshold hurdle, five of the peer companies to achieve the target hurdle, and eight of the peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target.

Long-Term Stock-Based Compensation

We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the organization’s success. Although we do not have access to information about broker accounts, we estimate that approximately 90 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at www.cinfin.com/investors.

We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. The committee primarily uses two types of stock-based awards for grants to the named executive officers. The committee uses nonqualified stock options that vest in equal amounts over the three years following the grant date and PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals and support the committee’s efforts to maximize the company’s federal income tax deduction for executive compensation. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally. The three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If an award of PSUs or RSUs vests, the award is paid in shares of common stock, one share for each restricted stock unit. For PSUs, the committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant. In 2011, the committee also made a one-time grant of service-based RSUs in lieu of salary increases and to recognize achievement of initiatives for certain lines of business expected to positively affect the company’s financial performance in future years.

Stock-based awards granted to all associates in 2011 totaled less than 1 percent of total shares outstanding. In 2011, approximately 14 percent of all stock-based awards were granted to the company’s executive officers and 86 percent were granted to more than 2,500 other company associates.

Additionally, named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full-time associate in good standing for each year of service up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

Stock-Based Compensation

Name	Year	Non-Qualified Stock Options	Target Performance-Based RSUs	Time Vesting RSU's and Holiday Stock	Target Total Stock-Based Compensation	Realized Stock-Based Compensation
Kenneth W. Stecher	2011	$110,484	$239,927	$42,175	$392,586	$240,910
	2010	99,312	230,194	301	329,807	301
	2009	-	-	257	257	257
Steven J. Johnston	2011	89,724	195,934	27,365	313,023	73,187
	2010	52,541	121,785	60	174,386	60
	2009	-	-	26	26	26
Michael J. Sewell	2011	58,602	132,341	-	190,943	-
Jacob F. Scherer, Jr.	2011	69,587	151,276	30,783	251,646	73,380
	2010	58,738	136,130	301	195,169	301
	2009	-	-	257	257	257
Thomas A. Joseph	2011	53,113	115,357	25,072	193,542	73,380
	2010	47,741	110,670	301	158,712	301
	2009	-	-	257	257	257

Stock-Based Compensation Realized in 2011

For the three-year performance period ending December 31, 2011, all of the named executive officers realized compensation from PSUs granted in November 2008, except for Mr. Sewell, who was not employed by the company at the time of grant. Target levels for the November 2008 PSU grants were determined by position as follows: 7,900 shares for Mr. Stecher and 2,400 shares each for Messrs. Johnston, Scherer and Joseph. The performance objective for the November 2008 PSUs was three-year total shareholder return, as reported by Bloomberg for the three calendar years ending December 31, 2011, relative to the eight companies in the peer group. The committee selected the performance objective of total shareholder return relative to peers because it combines share price appreciation and dividends paid. It measures the total return to the shareholder and the relative position reflects the market perception of overall performance relative to the peer group. Performance hurdles for threshold, target and maximum PSU awards were set at the 25th, 50th and 75th percentiles. Stated another way, the company’s total shareholder return for the three years ending December 31, 2011 must equal or exceed that of two peer companies to achieve the threshold hurdle, four peer companies to achieve the target hurdle and six peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns PSU award payouts of 75 percent, 100 percent and 125 percent, respectively of target.

Name	Performance Period	Target PSUs #	Achievement Level	PSUs Vested (#)
Kenneth W. Stecher	2009-2011	7,900	Target	7,900
	2008-2010	2,400	<Threshhold	-
	2007-2009	1,850	<Threshhold	-
Steven J. Johnston	2009-2011	2,400	Target	2,400
	2008-2010	2,400	<Threshhold	-
	2007-2009	-		-
Michael J. Sewell	2009-2011	-		-
	2008-2010	-		-
	2007-2009	-		-
Jacob F. Scherer, Jr.	2009-2011	2,400	Target	2,400
	2008-2010	2,400	<Threshhold	-
	2007-2009	1,850	<Threshhold	-
Thomas A. Joseph	2009-2011	2,400	Target	2,400
	2008-2010	2,400	<Threshhold	-
	2007-2009	1,850	<Threshhold	-

For the three-year performance period ending December 31, 2011, the company achieved a three-year total shareholder return of 24.6 percent, exceeding the three-year total shareholder return for four of the company’s eight peer companies. At its meeting on February 17, 2012, the committee certified that the company achieved the target-level performance hurdle for the PSUs granted in November 2008, and authorized payout of the target number of shares on March 1, 2012, per the terms of the grant agreements as follows: 7,900 shares for Mr. Stecher and 2,400 shares each for Messrs. Johnston, Scherer and Joseph. Using a per share price of $30.46, the closing price on Nasdaq on December 31, 2011, the last day of the performance period, the target number of shares earned by the named executive officers would be valued at $240,634 for Mr. Stecher and $73,104 each for Messrs. Johnston, Scherer and Joseph.

Except for Mr. Sewell, the named executive officers also realized compensation from an annual grant of shares under the Holiday Stock Plan described above. Mr. Sewell, hired in May 2011, is not eligible to receive shares under the Holiday Stock plan until he completes one full calendar year of service.

Outstanding Award Grants 2009-2012

2012 Grants. At its meeting on February 17, 2012, the committee adjusted targets for stock-based compensation and the allocation of stock compensation awards between nonqualified stock options and PSUs for the named executive officers in order to increase the weighting of long-term and performance-based compensation in the overall mix of compensation of the company’s executive officers. The target-level awards were adjusted upward by 50 percent for each tier to 120 percent of base annual salary from 80 percent for the Chairman/CEO tier and to 97.5 percent of base annual salary from 65 percent for the other named executive officers who each receive Tier I target level awards. For 2012 grants, one-half of the grant date value was allocated to nonqualified stock options and one-half was allocated to PSUs. The number of stock options or PSUs is determined by dividing the allocated amount for each award by the grant date fair value per share.

The performance objective for the PSU awards is the level of three-year total shareholder return achieved for the three years ending December 31, 2014, compared with the 10 companies in the 2012 peer group. Performance hurdles for threshold, target and maximum awards were unchanged from the prior year and were set at the 25th, 50th and 75th percentiles of the peer group. Achievement of threshold, target and maximum performance hurdles can earn award payouts of 75 percent, 100 percent and 125 percent, respectively of target, subject to the committee’s exercise of negative discretion. The committee granted nonqualified stock options and target levels of PSUs to the named executive officers as follows: 8,420 stock options and 8,420 PSUs to Mr. Stecher; 13,472 stock options and 13,472 PSUs to Mr. Johnston; 9,578 stock options and 9,578 PSUs to Mr. Sewell; 10,262 stock options and 10,262 PSUs to Mr. Scherer; and 7,803 stock options and 7,803 PSUs to Mr. Joseph.

2011 Grants. At its meeting on February 18, 2011, the committee granted performance-based stock compensation awards of nonqualified stock options and PSUs for the named executive officers. The grant date value of target levels for these performance-based stock compensation awards was determined as a percentage of the named executive officer’s salary as described in Three-Year History of Total Direct Compensation on Page 37. Two-thirds of the grant date value was allocated to nonqualified stock options and one-third was allocated to PSUs. The number of stock options or PSUs was determined by dividing the allocated amount for each award by the grant date fair value per share.

The performance objective for the PSUs is the level of three-year total shareholder return achieved for the three years ending December 31, 2013, compared with the eight companies in the peer group. Performance hurdles for threshold, target and maximum awards were set at the 25th, 50th and 75th percentiles of the peer group. Achievement of threshold, target and maximum performance hurdles earns award payouts of 75 percent, 100 percent and 125 percent, respectively of target.

The committee granted nonqualified stock options and target levels of PSUs to the named executive officers as follows: 15,104 stock options and 7,552 PSUs to Mr. Stecher; 7,991 stock options and 3,996 PSUs to Mr. Johnston; 8,933 stock options and 4,467 PSUs to Mr. Scherer and 7,261 stock options and 3,631 PSUs to Mr. Joseph.

In February 2011, the committee additionally granted awards of RSUs to the named executive officers in lieu of salary increases. The committee determined the number of RSUs by dividing an amount equal to 5 percent of the named executive officer’s salary by the grant date fair value per share. These RSUs cliff vest on the third anniversary of the grant date.

The committee granted RSUs to the named executive officers as follows: 1,416 RSUs to Mr. Stecher; 922 RSUs to Mr. Johnston; 1,031 RSUs to Mr. Scherer and 838 RSUs to Mr. Joseph.

At its meeting on April 29, 2011, in connection with announced management changes, the committee awarded supplemental grants of nonqualified stock options and target levels of PSUs as follows: with a grant date of May 2, 2011--4,983 stock options and 2,447 PSUs to Mr. Johnston; 664 stock options and 332 PSUs to Mr. Scherer; and with a grant date of May 31, 2011--9,594 stock options and 4,797 PSUs to Mr. Sewell.

2010 Grants. In 2010, the grant date value of target levels for awards for stock-based compensation was determined as a percentage of the named executive officer’s salary based on the same tiers and corresponding percentages of salary and other processes used to determine the 2011 level of grants described above.

The performance objective for the PSUs is the level of three-year total shareholder return achieved for the three years ending December 31, 2012, compared with the eight companies in the peer group. Performance hurdles for threshold, target and maximum awards were set at the 25th, 50th and 75th percentiles of the peer group. Achievement of threshold, target and maximum performance hurdles earn award payouts of 75 percent, 100 percent and 125 percent, respectively of target.

At its February 19, 2010, meeting, the committee granted nonqualified stock options and target levels of PSUs to the named executive officers as follows: 19,344 stock options and 9,672 PSUs to Mr. Stecher; 10,234 stock options and 5,117 PSUs to Mr. Johnston; 11,441 stock options and 5,721 PSUs to Mr. Scherer and 9,299 stock options and 4,650 PSUs to Mr. Joseph.

2009 Grants. The committee did not grant stock options, PSUs or RSUs in 2009.

Policy on Pledging and Hedging of Company Stock

Through our awards of stock options, PSUs, RSUs and Holiday shares, we encourage ownership of the company’s stock at all levels of the company. Over the years, many associates, including officers, have used shares of company stock they own to collateralize loans to fund exercises of stock options. We do not prohibit the pledging of shares. However, we encourage associates to exercise good judgment when pledging their shares, and to consult with their financial advisers to ensure that they do not find themselves in the position of involuntarily selling shares during a trading blackout or when they might otherwise be in possession of material nonpublic information.

Officers are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s interest from the interests of shareholders generally and can limit the officer’s ability to control the timing of stock transactions to avoid times when not in possession of material nonpublic information.

Stock-based award grant practices. In awarding stock options and other forms of stock-based compensation, the committee follows certain general precepts:

•	Timing. With its resumption of granting stock-based compensation in 2010, the committee changed the timing of granting stock-based compensation to company associates to its February meeting each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2009 at its first regularly scheduled meeting of the year. The committee believes the consistency of this practice since adoption of the first Director Stock Plan in 2003 eliminates concerns over timing. When grants are made at any other time of the year, the committee ensures that such grants are granted outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.
•	Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards since 2007 under the 2006 Stock Compensation Plan and Stock Option Plan VII, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. For stock options granted before 2007 under Stock Option Plan VII, the fair market value is defined as the closing price on Nasdaq on the business day prior to the grant date. Unless a future date is specified, the grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2009 Director Stock Plan and the Holiday Stock Plan is the average of the high and low sale price on Nasdaq on the grant date. The committee does not delegate timing or pricing of these stock-based awards to management.
•	Procedure. Stock-based awards for all executive officers are determined by the committee according to the formulae described above. For all other associates receiving stock-based grants, the chief executive officer recommends tiers of stock-based awards for each level of responsibility throughout the organization, based on job titles. Managers participate in the stock-based award process by confirming which full-time associates at each level they believe should be eligible for a stock-based award and by providing information about the performance level of those associates. The committee ultimately determines the number of shares granted and may adjust the number of shares for individuals or groups after committee deliberations. The committee does not delegate authority to management to grant stock options or other stock-based awards.

Retirement Benefits

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates to build savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the named executive officers are under age 40. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Messrs. Johnston and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. All other named executive officers elected to remain in the pension plan.

Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness and military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the Retirement Plan is 40 years. The maximum amount of service that may be earned under the Retirement Plan is 50 years for members who were employees of our former subsidiary Inter-Ocean Insurance Company on or before February 23, 1973. Mr. Stecher was an employee of Inter-Ocean Insurance Company on that date and can earn up to 50 years of service credit. Vesting is 100 percent after five years of service, and there are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greatest of the following three calculated amounts:

The first calculated amount is the sum of:

1.	0.45 percent of the member’s average monthly earnings plus 1.35 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus

2.	0.6 percent of the members’ average monthly earnings plus 1.8 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:

1.	0.9 percent of the member’s final average earnings; multiplied by years of service up to 15 years, plus

2.	1.2 percent of the member’s final average earnings; multiplied by years of service between 16 and 40.

The third calculated amount applies only to employees of our former subsidiary Inter-Ocean Insurance Company and is calculated as 1.0 percent of the member’s final average earnings multiplied by years of service not in excess of 50 years.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•	Single life only
•	Single life only with 60-month or 120-month guarantee
•	Joint and 50 percent contingent annuity
•	Joint and 66.67 percent contingent annuity
•	Joint and 75 percent contingent annuity
•	Joint and 100 percent contingent annuity
•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of the single life annuity alternative. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan. The second retirement plan in which some named executive officers participate is The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a non-tax-qualified plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

All of the named executive officers who participate in the SERP were members of the SERP on or before January 1, 2006. For members added to the SERP on or after December 1, 2006, the normal retirement benefit under the SERP will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code over the member’s monthly benefit payable under the Retirement Plan as of the member’s retirement date. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The committee engaged Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans. Towers Watson also brokers our property casualty and certain working reinsurance treaties, and we have used Towers Watson for various projects, including access to catastrophe loss modeling.

Members of the SERP include executive officers whose benefits under the Retirement Plan are limited by Section 401(a)(17) of the Internal Revenue Code.

Defined contribution plans. The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and variable compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2011 was $245,000. Contributions made by associates immediately vest, while company matching contributions vest with three years of service. Messrs. Johnston and Sewell participate in these defined contribution plans and receive company matches of contributions made in each up to the 6 percent maximum. The company’s matching contributions vest on the third anniversary of an associate’s employment.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as to all of the company’s officers, and may include personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and spouse travel to and meals associated with certain business functions. Management is responsible for administering these programs. From time to time, the committee reviews these programs and may recommend changes or additions. The committee reviews the types and level of perquisites offered but does not control directly the actual amounts of named executive officer compensation paid pursuant to these programs.

The committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $12,538 for any named executive officer in 2011. Because the level of perquisites is low and each perquisite has business value, the committee does not consider them when monitoring total compensation levels.

Compensation Practices and Policies

Role of executive officers. Our chief executive officer makes recommendations to the committee for base annual salary, any discretionary bonus, and performance-based compensation. Supporting these recommendations are his assessment of each officer’s performance and current compensation compared with changes in responsibilities during the year, if any, and his assessment of what the company can afford to pay based on the performance of the company in the current year. Additionally, our chief executive officer provides the committee with historical compensation data sheets for each executive officer containing all elements of compensation paid to each executive officer and pro forma compensation disclosure tables for all executive officers, similar to those included in this proxy statement, as well as comparative performance and compensation data for the peer group compiled by Equilar Inc., an independent subscription service that automates the collection of such information.

Role of committee. The committee makes the final determination of base salary, any discretionary bonus and targets and performance objectives and hurdles for performance-based compensation for the chief executive officer and for each of the other named executive officers. The committee takes into account the recommendations of the chief executive officer regarding the other named executive officers and the data supplied by the chief executive officer.

The committee meets in February each year to set base annual salaries, grant stock-based and incentive compensation awards and to consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company.

The committee considers its own experience with, and information received from and about, the named executive officers, including:

•	Interactions of the board and its committees with the named executive officers. The chief executive officer and chief financial officer regularly attend board meetings and provide commentary on activities of the company as well as their areas of responsibility. Other named executive officers in operating positions make presentations to the board and otherwise have contact with board members from time to time.
•	The chief executive officer’s ongoing reports to the board and its committees about individual named executive officer activities and performance.
•	Business results and business unit results, including reports:
o	filed with the SEC,
o	provided regularly to the board by management, including non-public financial, insurance and investment performance summaries, and
o	provided to the board on an as-needed or as-requested basis.

The committee also considers specific financial and operational metrics for business segments, business units and other subsets of the organization. Management monitors and provides these reports to the directors, including committee members, on an ongoing basis. This information is shared with the board and the committee through a variety of channels. For example:

•	Comparisons of growth, profitability and selected other trends with averages for the entire property casualty industry or major subsets, such as our peer group or the average for the commercial or personal lines insurance segments presented in our public filings. For statutory data, we most frequently rely on data prepared by A.M. Best Co., a worldwide insurance-rating and information agency. For data based on GAAP, in 2006 we began to use information provided by SNL Financial LLC, a sector-specific information and research firm in the financial information marketplace.
•	Reports from and board discussions with our chief risk officer and senior vice president of planning and risk management regarding progress toward achievement of our corporate strategic goals.
•	Reports and board discussions with executive officers responsible for broad areas of our insurance, investment and operational activities, including our named executive officers, about management’s assessment of business unit and overall industry trends based on a variety of data monitored by the business units.

The committee does not have a predefined formula that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the named executive officers. Ultimately, it is the committee’s judgment of these factors, in its normal deliberations and in executive session, along with competitive data and discussions with and recommendations from the chief executive officer, that form the basis for determining the compensation for the named executive officers.

Compensation Risk Assessment

In 2011, the committee considered a compensation risk assessment conducted by the chief risk officer and senior vice president of planning and risk management. While the assessment covered compensation plans and practices used for all associates, particular attention was paid to the restructured executive compensation program and its incentive-based components.

The risk assessment process included a review of the company’s compensation programs and plan documents, interviews with the chief executive officer and other members of management and counsel, minutes of the meetings of the committee, and the company’s public disclosures concerning executive compensation.

For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined. Levels of compensation paid to the company’s named executive officers were found to be moderate and in line with the committee’s compensation philosophy and the company’s financial performance compared with the peer group, but substantially lower than the median compensation paid to the named executive officers of the peer group.

Controls were identified that reduce risk and link incentives to the company’s overall performance, including:

•	Moderate levels of annual incentive cash compensation tied to the company’s value creation ratio compared with the peer group, with caps on maximum payouts for any individual;
•	Moderate levels of PSUs tied to the company’s three-year total shareholder return compared with the peer group with caps on maximum payouts for any individual;
•	Moderate levels of stock options that require individuals to invest their own money and that are valuable only if the stock price rises over the term of the option;
•	Reasonable balancing of incentive compensation between short-term (annual incentive cash) and long-term (stock-based compensation);
•	Clawback provisions that allow the committee to recover certain performance-based compensation if financial results are restated;
•	Availability and exercise of negative discretion to reduce or eliminate payout of performance-based compensation;
•	Different performance objectives for short-term and long-term incentive compensation awards;
•	Performance objectives and targets that are easily calculable and clearly disclosed to investors;
•	Incentive cash and stock-based compensation determined by company performance rather than individual performance;
•	Double-trigger change in control provisions in all plans providing incentive-based compensation;
•	Stock ownership guidelines that require officers to hold a sizeable number of shares to ensure an appropriate link to the long-term performance of the company and to shareholders; and
•	Excellent “tone at the top” to encourage ethical decision making and adherence to the company’s Code of Conduct and other business guidelines.

Similarly, the risk assessment identified the component parts of the programs for all other company associates, including the information and process used by management to set the level of compensation for each. Also, included in the report was an assessment of a new performance-based bonus program for associates who are not executive officers, beginning in 2012. The compensation program used for all associates, except executive officers, including the new bonus program, lacks risk aggravators and is uniform across the organization.

Controls were identified that reduce risk and link incentives to the company’s overall performance, including:

•	Pools for associates’ salaries are determined by the committee and are calibrated to the company’s operating earnings and budget;
•	Appropriate levels of performance bonus opportunities based on level of responsibility, influenced by individual performance and subject to maximum caps;
•	Moderate levels of stock-based compensation for full-time, exempt associates in the form of stock options and RSUs determined by level of responsibility, subject to specified adjustments to recognize varying levels of individual performance;
•	Double-trigger change in control provisions in all shareholder-approved plans providing performance-based compensation;
•	Stock ownership guidelines that require nonexecutive officers to hold a sizeable number of shares to ensure an appropriate link to the long-term performance of the company and to shareholders; and
•	Excellent “tone at the top” to encourage ethical decision making and adherence to the company’s Code of Conduct and other business guidelines.

Based on all of the above, the risk assessment concluded that none of the company’s compensation plans incentivize excessive risk taking or are reasonably likely to have a material adverse effect on the company’s financial position.

Benchmarking, compensation consultants and peer groups. We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the performance targets for our annual incentive compensation and PSUs are relative targets compared with the peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers, unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

We do not believe that benchmarking our executive compensation to an arbitrary level of compensation of our peer group adds value for shareholders. The compensation paid to our named executive officers as a group is low compared with the peer group. As reported by Equilar, total direct compensation of $4,267,525 paid to our named executive officers in 2010, the last year for which peer data is available, was 26.2 percent of the average total direct compensation of $16,292,251 paid by companies in the peer group to their named executive officers in the same year. Increasing compensation for our named executive officers to achieve a benchmark at the median or higher level of our peers would serve only to increase compensation expense without a corresponding benefit to shareholders that we cannot otherwise achieve with our current structure and approach to executive compensation. Our approach is to consider competitive compensation practices and relevant factors to influence appropriate changes to our executive compensation structure and levels over time. This provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

For similar reasons, we do not compare compensation of individual named executive officers with executives carrying similar titles across a peer group. The committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. From 2008 through 2011, our peer group consisted of eight companies: The Chubb Corporation, The Hanover Insurance Group Inc, Harleysville Group Inc, The Hartford Financial Services Group Inc, Markel Corporation, Selective Insurance Group Inc, State Auto Financial Corporation and The Travelers Companies Inc (peer group).

Comparative performance and compensation data reviewed by the committee suggests that the company’s executive compensation is at levels consistent with its performance as compared with the peer group. The following table ranks the company and the eight companies in the peer group according to market capitalization at December 31, 2011, and ranks one- and three-year total shareholder returns as of December 31, 2011 as reported by Bloomberg LP and compensation data compiled by Equilar from the 2011 proxy statements, the most recent year for which such data is available.

Rank	Market Capitalization	One-Year Total Shareholder Return	Three-Year Total Shareholder Return	Total Direct Compensation (from 2011 Proxy Statements)
1	Travelers	Harleysville	Harleysville	Chubb
2	Chubb	Chubb	Chubb	Travelers
3	Hartford	Markel	Travelers	Hartford
4	Cincinnati	Travelers	Markel	Selective
5	Markel	Cincinnati	Cincinnati	Hanover
6	Hanover	Selective	Hartford	Markel
7	Harleysville	State Auto	Hanover	State Auto
8	Selective	Hanover	Selective	Harleysville
9	State Auto	Hartford	State Auto	Cincinnati

In 2011, Harleysville Group Inc announced that it had agreed to enter into a business combination transaction with Nationwide Mutual Insurance Company. Following the closing of the transaction anticipated in 2012, Harleysville indicated it would no longer be a publicly traded company. This event prompted the committee to reconsider the composition of its peer group. The committee’s study of insurance companies in the S&P Composite 1500 Property & Casualty Insurance Index, considered the lines of business, geographic footprint, size, distribution methods, investing strategies and other factors. The committee selected a 10-member peer group for use beginning in 2012. This 10-member peer group consists of the remaining seven companies of the original peer group: The Chubb Corporation, The Hanover Insurance Group Inc, The Hartford Financial Services Group Inc, Markel Corporation, Selective Insurance Group Inc, State Auto Financial Corporation and The Travelers Companies Inc plus three new companies: The Allstate Corporation; United Fire Group Inc and W.R. Berkley Corporation (collectively 2012 peer group).

These 10 publicly traded companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the 2012 peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products and offer surplus lines coverages, similar to the business we entered in 2008.

The committee does not employ compensation consultants for recommendations concerning executive compensation. Our executive compensation levels are low compared with peers in line with our tradition of keeping overall expenses low. Our compensation programs are not complex and, because we do not believe that benchmarking to specified levels of generally higher levels of compensation paid by peers would deliver a benefit to our shareholders, the committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or establishing appropriate levels of compensation. The committee will continue to monitor the new compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate to overall company and individual performance. The committee does review and consider peer group performance and compensation data collected by the chief financial officer from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax policies. Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” The committee intends for our annual incentive compensation awards and PSUs (which permit the committee to exercise negative discretion to reduce or eliminate payment of awards) to qualify for the performance-based compensation exception to the $1 million limitation. In addition, stock options are considered performance-based compensation that qualify for the exception.

The committee believes that our shareholders are best served by not restricting our committee’s discretion and flexibility in making compensation decisions such as annual salaries, variable compensation awards, PSUs and other nonperformance-based awards, although some of these elements of compensation may from time to time result in certain nondeductible compensation expenses. Accordingly, the committee may from time to time approve compensation for certain named executive officers that is not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

In 2011, non-performance-based compensation for all of the named executive officers fell below the $1 million Section 162(m) cap and was fully deductible.

The committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the committee does not authorize payment of tax gross-ups to executive officers.

Employment agreements, change in control provisions and post-retirement benefits. We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 17-member group of executive officers, who average over 26 years with the company.

In 2011, in connection with hiring Mr. Sewell as our new chief financial officer, the committee authorized a deferred compensation agreement between the company and Mr. Sewell. The purpose of the deferred compensation agreement was to encourage Mr. Sewell’s acceptance of the position by providing deferred compensation in amount that would approximate the value of retirement benefits that Mr. Sewell would forego at his former employer. Under the terms of the deferred compensation agreement, upon attainment of age 58, Mr. Sewell may begin to receive payments equivalent to $4,500 per month or $54,000 annually for his lifetime. Mr. Sewell may alternatively elect to receive this benefit as a single life benefit for a 10-year period certain, a joint and 100 percent survivor benefit or a joint and 50 percent survivor benefit. Mr. Sewell does not become vested in the benefits of this agreement unless he remains employed by us until he reaches age 50.

Change in control provisions are included only in our 2006 Stock Compensation Plan and our Annual Incentive Compensation Plan of 2009, and those provisions apply to all associates receiving awards under the plan, not just to executive officers. The change in control provisions in these plans contains a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured, executive officer-level associates who remain part-time employees of the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. We have no formal agreements with any of the current named executive officers for specific post-retirement benefits upon their future retirement. However, we may choose to provide a retiring executive officer with modest cash compensation, office space, access to administrative support, and continuation of certain health and welfare benefits generally available to all associates in exchange for services rendered. In 2011, no such compensation was paid to any associate who had previously retired from an executive position.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2) (4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (4) (5) (6)		Total Compensation ($)
Kenneth W. Stecher Chairman of the Board and former Chief Executive Officer and President Cincinnati Financial Corporation	2011	$651,648	$ -	$ 282,102	$ 110,484	$ 771,091	$ 487,614	$ 7,813		$ 2,310,752
	2010	935,576	-	230,495	99,312	-	1,040,519	8,826		2,314,728
	2009	810,000	245,151	257	-	-	349,137	5,251		1,409,796

Steven J. Johnston Chief Executive Officer and President Cincinnati Financial Corporation	2011	743,635	-	223,299	89,724	640,001	-	57,828	(7)	1,754,487
	2010	595,038	-	121,845	52,541	-	-	56,381		825,805
	2009	432,000	235,100	26	-	-	-	37,225		704,351

Michael J. Sewell Chief Financial Officer, Senior Vice President and Treasurer Cincinnati Financial Corporation	2011	414,615	-	132,341	58,602	455,000	-	29,620	(7)	1,090,178

Jacob F. Scherer, Jr. Executive Vice President The Cincinnati Insurance Company	2011	734,177	-	182,059	69,587	487,500	383,887	13,751		1,870,961
	2010	666,659	-	136,461	58,738	-	360,733	14,817		1,237,408
	2009	492,721	252,366	257	-	-	58,154	9,474		812,972

Thomas A. Joseph President The Cincinnati Casualty Company and Senior Vice President The Cincinnati Insurance Company	2011	570,244	-	140,429	53,113	370,659	372,517	7,940		1,514,903
	2010	550,976	-	110,971	47,741	-	410,645	8,273		1,128,606
	2009	462,115	166,992	257	-	-	60,140	6,112		695,616

(1)	Salaries for 2011 and 2010 reflect 26 pay periods, while salaries for 2009 reflect 27 pay periods.
(2)	Amounts shown in the stock awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. PSUs are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. Amounts for PSUs are computed using a Monte-Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2011 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 134. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. The per share fair market values were $27.58, $30.11 and $25.71 for the grant dates of November 23, 2011, November 24, 2010 and November 25, 2009, respectively. There are no forfeitures of Holiday Stock awards in any year. PSUs granted on February 18, 2008, and July 1, 2008, were forfeited as of December 31, 2010, as the company’s three-year performance targets were not achieved as follows: 2,400 PSUs for Messrs. Stecher, Johnston, Scherer and Joseph. No PSUs or RSUs were granted in 2009.
(3)	Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options. These nonqualified stock options are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized by the named executive officers. For assumptions used in calculation of option awards, see our 2011 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 134. There were no forfeitures of option awards in 2011, 2010, or 2009. Option awards granted on January 31, 2001, were canceled in 2011 due to expiration of unexercised grants as follows: 16,538 for Mr. Stecher, 16,538 for Mr. Scherer, and 16,538 for Mr. Joseph.
(4)	Maximum values of PSUs granted in 2011 are: $299,909 for Mr. Stecher; $244,924 for Mr. Johnston; $189,103 for Mr. Scherer; $165,432 for Mr. Sewell; and $144,204 for Mr. Joseph. Maximum values of PSUs awarded in 2010 are: $287,742 for Mr. Stecher; $152,225 for Mr. Johnston; $170,194 for Mr. Scherer; and $138,349 for Mr. Joseph. PSUs were not granted in 2009. Mr. Sewell was not an employee of the company until 2011.
(5)	No preferential earnings were paid on deferred compensation in 2011. Amounts in this column reflect changes in values of actuarially calculated accumulated benefit in the company’s Retirement Plan and SERP as follows:

In 2011: for Mr. Stecher, an increase of $112,481 for Retirement Plan and an increase of $375,133 for SERP; for Mr. Scherer, an increase of $86,351 for Retirement Plan and an increase of $297,536 for SERP; and for Mr. Joseph, an increase of $100,609 for Retirement Plan and an increase of $271,908 for SERP. In addition to one year of service credit under the Retirement Plan and the SERP for Messrs. Stecher, Scherer and Joseph, increases in plan balances are primarily due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 2.25 percent from 2.5 percent.

In 2010: for Mr. Stecher, increases of $207,319 for Retirement Plan and $833,201 for SERP; for Mr. Scherer, increases of $164,210 for Retirement Plan and $196,523 for SERP; and for Mr. Joseph, increases of $204,244 for Retirement Plan and $206,401 for SERP.

In 2009: for Mr. Stecher, a decrease of $68,545 for Retirement Plan and an increase of $417,682 for SERP; for Mr. Scherer, a decrease of $8,941 for Retirement Plan and an increase of $67,094 for SERP; and for Mr. Joseph, a decrease of $22,177 for Retirement Plan and an increase of $85,317 for SERP.

(6)	For Messrs. Stecher, Sewell, and Joseph, includes perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 47.

For Mr. Scherer, includes perquisites in the amount of $12,538, which amount includes the incremental additional cost of $3,300 for spouse travel and meals for business events to which spouses are invited, golf club dues of $5,561, personal use of a company car valued at $1,684, premiums paid for a personal umbrella liability insurance policy, tax services and a safe driver award.

For Mr. Johnston, includes perquisites in the amount of $10,835, which includes the incremental additional cost of $4,573 for spouse travel and meals for business events to which spouses are invited, premiums of $2,225 paid for a personal umbrella liability insurance policy, personal use of a company car valued at $3,762; tax services, and a safe driver award.

(7)	Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $44,618 for Mr. Johnston and $22,586 for Mr. Sewell.

2011 Grant of Plan-Based Awards (1)

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Kenneth W. Stecher	2/18/2011*								15,104	$34.04	$110,484
	2/18/2011**	$231,327	$771,091	$1,542,182
	2/18/2011*				5,664	7,552	9,440				239,927
	2/18/2011*							1,416			41,899
	11/23/2011***							10			276
Steven J. Johnston	2/18/2011**	122,380	407,934	815,868
	2/18/2011*				2,997	3,996	4,995				126,953
	2/18/2011*							922			27,282
	2/18/2011*								7,991	34.04	58,453
	5/2/2011*								4,893	31.26	31,270
	5/2/2011**	69,620	232,067	464,134
	5/2/2011*				1,836	2,447	3,059				68,981
	11/23/2011***							3			83
Michael J. Sewell	5/31/2011*								10,021	30.27	58,602
	5/31/2011**	136,500	455,000	910,000
	5/31/2011*				3,759	5,011	6,264				132,341
Jacob F. Scherer, Jr.	2/18/2011*								8,933	34.04	65,344
	2/18/2011**	136,812	456,041	912,082
	2/18/2011*				3,350	4,467	5,584				141,917
	2/18/2011*							1,031			30,507
	5/2/2011*								664	31.62	4,243
	5/2/2011**	9,438	31,459	62,918
	5/2/2011*				249	332	415				9,359
	11/23/2011***							10			276
Thomas A. Joseph	2/18/2011*								7,261	34.04	53,113
	2/18/2011**	111,198	370,659	741,318
	2/18/2011*				2,723	3,631	4,539				115,357
	2/18/2011*							838			24,796
	11/23/2011***							10			276
*	Cincinnati Financial Corporation 2006 Stock Compensation Plan
**	Cincinnati Financial Corporation 2009 Incentive Compensation Plan.
***	Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page 40, for information about awards of shares under the Holiday Stock Plan.
(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2011.
(2)	The grant date fair value of shares awarded under the Holiday Stock Plan is 100 percent of the average of the high and low sales price on Nasdaq on the date of grant, which was $27.58 on November 23, 2011.

Total compensation for 2011 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, increased from 2010 levels because of payout of annual incentive compensation awards at the target level, and the addition of Mr. Johnston to the higher Chairman/CEO award tier, which increased his target level for both annual incentive compensation and stock-based compensation granted in 2011. Mr. Johnston was promoted to president and chief executive officer effective May 2, 2011. Nonincentive cash compensation, which in 2011 and 2010 consisted only of salary and in 2009 consisted of salary and discretionary bonus, decreased for the named executive officers as a group, as base annual salaries were adjusted upward for Messrs. Johnston and Scherer and downward for Mr. Stecher in connection with the May 2011 management changes. See the discussion in Annual Cash Compensation beginning on Page 38 for information about the year-over-year changes to nonincentive cash compensation.

Total 2010 compensation, excluding attributions of compensation related to retirement plans, increased from 2009 levels as the committee resumed grants of stock-based compensation. Nonincentive cash compensation, which in 2010 consisted only of salary, decreased from 2009 levels as the committee restructured the executive compensation program.

Total 2009 compensation, excluding attributions of compensation related to retirement plans, declined from 2008 levels for each named executive officer, as base levels of nonincentive cash compensation (salary and bonus) were decreased 15 percent for each, and no stock options, PSUs or RSUs were granted during the year. The committee decided to accelerate the timing of grants of stock options, PSUs and RSUs otherwise scheduled for grant in the first quarter of 2009 to November 2008 to tie them to management changes made earlier in the year.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the committee for the year because: 1) there were 26 bi-weekly pay periods in 2011 and 2010 and 27 bi-weekly pay periods in 2009 and 2) there were adjustments to base annual salary made in the respective years. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:

•	In February 2011, the committee set base annual salaries for the named executive officers at levels unchanged from 2010 at $963,863 for Mr. Stecher; $627,590 for Mr. Johnston; $701,602 for Mr. Scherer and $570,244 for Mr. Joseph. Effective May 2, 2011, in connection with changes in position and responsibility, the committee adjusted base annual salaries to $500,000 for Mr. Stecher; $800,000 for Mr. Johnston and $750,000 for Mr. Scherer. Effective on his date of hire on May 31, 2011, the committee set base annual salary at $700,000 for Mr. Sewell.
•	In February 2010, the committee set 2010 base annual salaries at $963,863 for Mr. Stecher; $627,590 for Mr. Johnston; $701,602 for Mr. Scherer; and $570,244 for Mr. Joseph. As a part of the executive compensation program restructured beginning in 2010, base salary amounts were adjusted to include a portion of the reduced level of discretionary bonus awarded in 2009 that was not considered by the committee to be “at risk.” With the restructuring, discretionary bonuses were eliminated as a regularly component of compensation for executive officers.
•	In November 2008, the committee set 2009 base annual salaries at $780,000 for Mr. Stecher; $416,000 for Mr. Johnston; $474,472 for Mr. Scherer; and $445,000 for Mr. Joseph.

See Annual Cash Compensation, Page 38.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans and changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year. See Retirement Benefits, Page 45.

Outstanding Equity Awards at 2011 Year-End

	Option Awards (1) (2)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Un-exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kenneth W. Stecher	16,538			$34.96	1/28/2012
	16,538			32.45	2/1/2013
	16,538			38.80	1/19/2014
	21,000			41.62	1/25/2015
	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	30,000			26.59	11/14/2018
									7,900	$241,661	(3)
	6,448	12,896		26.58	2/19/2020
									9,672	295,866	(4)
		15,104		34.04	2/18/2021
						1,416	$43,315	(5)
									7,552	231,016	(5)
Steven J. Johnston	8,000			25.08	7/1/2018
	8,000			26.59	11/14/2018
									2,400	73,416	(3)
	3,412	6,822		26.58	2/19/2020
									5,117	156,529	(4)
		7,991		34.04	2/18/2021
						922	28,204	(5)
									3,996	122,238	(5)
		4,893		31.62	5/2/2021
									2,447	74,854	(6)
Michael J. Sewell		10,021		30.27
									5,011	153,286	(7)

	Option Awards (1) (2)					Stock Awards
Name	Number of Securities Underlying Un-exercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Un-exercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jacob F. Scherer, Jr.	16,538			$ 34.96	1/28/2012
	16,538			32.45	2/1/2013
	16,538			38.80	1/19/2014
	21,000			41.62	1/25/2015
	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	8,000			26.59	11/14/2018
									2,400	$ 73,416	(3)
	3,814	7,627		26.58	2/19/2020
						1,031	$ 31,538	(5)
									5,721	175,005	(4)
		8,933		34.04	2/18/2021
									4,467	136,646	(5)
		664		31.62	5/2/2021
									332	10,156	(6)
Thomas A. Joseph	16,538			34.96	1/28/2012
	16,538			32.45	2/1/2013
	16,538			38.80	1/19/2014
	21,000			41.62	1/25/2015
	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	8,000			26.59	11/14/2018
									2,400	73,416	(3)
	3,100	6,199		26.58	2/19/2020
									4,650	142,244	(4)
		7,261		34.04	2/18/2021
						838	25,634	(5)
									3,631	111,072	(5)

(1)	Option shares awarded and exercise price have been adjusted to reflect stock splits and stock dividends where applicable.
(2)	One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below by expiration date:

Grant Date	Vesting Dates			Expiration Date
1/28/2002	1/28/2003	1/28/2004	1/28/2005	1/28/2012
2/1/2003	2/1/2004	2/1/2005	2/1/2006	2/1/2013
1/19/2004	1/19/2005	1/19/2006	1/19/2007	1/19/2014
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017
2/18/2008	2/18/2009	2/18/2010	2/18/2011	2/18/2018
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018
2/19/2010	2/19/2011	2/19/2012	2/19/2013	2/19/2020
2/18/2011	2/18//2012	2/18//2013	2/18//2014	2/18//2021
5/2/2011	5/2/2012	5/2/2013	5/2/2014	5/2/2021
5/31/2011	5/31/2012	5/31/2013	5/31/2014	5/31/2021

Vesting is accelerated and stock options are exercisable immediately upon retirement for Mr. Stecher due to attainment of normal retirement age or 35 years of continuous service.

(3)	PSUs granted on November 14, 2008, vested on March 1, 2012, as the company-level performance achieved the target level set forth in the grant agreement for the three-year performance period ending December 31, 2011.
(4)	PSUs granted on February 19, 2010, will vest on March 1, 2013, if company-level performance targets are achieved.
(5)	RSUs granted on February 18, 2011, will vest on February 18, 2014. PSUs granted on February 18, 2011, will vest on March 1, 2014, if company-level performance targets are achieved.
(6)	PSUs granted on May 2, 2011, will vest on March 1, 2014, if company-level performance targets are achieved.
(7)	PSUs granted on May 2, 2011, will vest on March 1, 2014, if company-level performance targets are achieved.

2011 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Kenneth W. Stecher	-	-	-	-
Steven J. Johnston	-	-	-	-
Michael J. Sewell
Jacob F. Scherer, Jr.	-	-	-	-
Thomas A. Joseph	-	-	-	-

2011 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Kenneth W. Stecher	Qualified Pension Plan	44	$ 1,452,263
	Supplemental Retirement Plan	44	3,027,113
Steven J. Johnston (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Michael J. Sewell (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Jacob F. Scherer, Jr.	Qualified Pension Plan	28	945,660
	Supplemental Retirement Plan	28	1,072,774
Thomas A. Joseph	Qualified Pension Plan	35	1,218,634
	Supplemental Retirement Plan	35	1,084,177

(1)	Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2011, using the Pension Benefit Guaranty Corporation Immediate Interest Rate published on December 15, 2010, which was 2.25 percent, and the 1983 Group Annuity Mortality Table for males, set back one year.
(2)	Messrs. Johnston and Sewell joined the company after entry into the defined benefit pension plan was closed.

See Retirement Benefits, Page 45, for details about plans providing retirement benefits to the named executive officers.

At December 31, 2011, Mr. Stecher had reached the age for normal retirement age under the Retirement Plan and the SERP.

2011 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2010 Year-End	Executive Contributions in 2011	Registrant Contributions in Last FY	Aggregate Earnings in 2011	Aggregate Balance at 2011 Year-End
	($)	($) (3)	($) (4)	($)	($) (5)

Kenneth W. Stecher	$ 28,420	$ -	$ -	$ (1,844)	$ 26,576
Steven J. Johnston	137,807	49,863	29,918	3,217	220,805
Michael J. Sewell	-	10,148	10,148	156	20,451
Jacob F. Scherer, Jr.	596,064	51,392	-	(34,775)	612,681
Thomas A. Joseph	113,684	17,107	-	(3,188)	127,603

(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)	No withdrawals or distributions occurred in 2011.
(3)	The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the salary column, and included in the amounts shown for total compensation.
(4)	The amounts shown in this column reflect the company’s match of the named executive officer’s contributions, up to 6 percent of the portion of their salary that exceeds $245,000.
(5)	Of the amounts shown in this column, $11,318, $92,456, $284,037 and $54,283 for Messrs. Stecher, Johnston, Scherer, and Joseph, respectively, were reported in the Summary Compensation Table in prior years.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholdings. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefits plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Fifth Third Bank, a subsidiary of Fifth Third Bancorp, is the third-party administrator of the Top Hat Savings Plan. Under the plan, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the named executive officer’s account are calculated based on the performance of the applicable investment choice(s) selected by the named executive officer. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments upon Termination or Change of Control

As of December 31, 2011, the only benefit a named executive officer could receive upon any separation from service, except for retirement or termination due to a change in control, is the balance of a Top Hat Savings Plan account disclosed in the Aggregated Balance at 2011 Year-End column of the 2011 Nonqualified Deferred Compensation Plan table above. In the case of retirement, named executive officers who are at least 65 years of age additionally could receive vested retirement benefits and accelerated vesting of certain outstanding stock-based and annual incentive compensation awards; for retirement at age 60 without 35 years of service, a named executive officer could receive a vested early retirement benefit, but no automatic accelerated vesting of outstanding stock-based awards. Named executive officers who retire before reaching 60 years of age but who have achieved 35 years of continuous service or who retire due to total and permanent disability could receive accelerated vesting of certain outstanding stock-based awards. Named executive officers who are terminated due to a change in the control of the company could receive accelerated vesting of all stock-based awards made under the 2006 Stock Compensation Plan, but not under earlier plans. They also could receive accelerated vesting of outstanding awards under the 2009 Annual Incentive Compensation Plan. The following table reflects the values of retirement benefits and the acceleration of vesting of the pertinent stock-based and annual incentive awards assuming termination of employment due to retirement or a change of control on December 31, 2011.

Potential Payments upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Kenneth W. Stecher		$26,576	$1,452,263	$3,027,113	$ 93,168	$1,049,764	$1,049,764	$ 771,091	$ 771,091	$ 771,091
Steven J. Johnston	(2)	220,805				586,080	586,080		640,001	640,001
Michael J. Sewell	(2)	20,451				192,705	192,705		455,000	455,000
Jacob F. Scherer, Jr.	(3)	612,681				552,926	552,926		487,500	487,500
Thomas A. Joseph	(3)	127,603				456,280	456,280		370,659	370,659

(1)	Messrs. Johnston and Sewell were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP.
(2)	Messrs. Scherer and Joseph are not eligible for early retirement under the defined benefit pension plan and SERP.

2011 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)		Total ($)

William F. Bahl	$ 95,500	$ 85,007				$ 6,550		$ 187,057
Gregory T. Bier	80,500	80,528				5,329		166,357
Linda Clement-Holmes	53,500	53,519				1,380		108,399
Kenneth C. Lichtendahl	59,500	59,525				5,494		124,519
W. Rodney McMullen	86,500	85,007				6,373		177,880
Gretchen W. Price	65,500	65,531				1,544		132,575
John J. Schiff, Jr.	-	73,373	$ 28,660	$ 200,000	$ 373,121	255,786	(2)	930,940
Thomas R. Schiff	76,000	76,015				1,584		153,599
Douglas S. Skidmore	58,000	58,032				6,272		122,304
John F. Steele, Jr.	74,500	74,522				5,117		154,139
Larry R. Webb	70,000	70,010				15,825		155,835
E. Anthony Woods	86,500	85,029				5,195		176,724

(1)	Mr. Stecher is chairman of the board and an executive officer of the company. Compensation for Mr. Stecher is shown in the Summary Compensation Table and supporting disclosure beginning on Page 53. Mr. Stecher receives no additional compensation for his service as a director.
(2)	Mr. J. Schiff, Jr. is the chairman of the executive committee and an executive officer of the company.
(3)	Stock awards for nonemployee directors under the Directors Stock Plan of 2009 were valued at full fair market value determined by the average of the high and low sales price on Nasdaq on February 2, 2012, the date of grant, times the number of shares awarded. The per share fair market value on February 2, 2012, was $33.18. The number of shares granted to directors reported in this column were: 2,562 to Mr. Bahl; 2,427 to Mr. Bier; 1,613 to Ms. Clement-Holmes; 1,794 to Mr. Lichtendahl; 2,562 to Mr. McMullen; 1,975 to Ms. Price; 2,291 to Mr. T. Schiff; 1,749 to Mr. Skidmore; 2,246 to Mr. Steele, 2,110 to Mr. Webb. The total number of shares granted to Mr. Woods was 2,545, with 2,306 granted on February 2, 2012, with a per share market value of $33,18 and an additional 239 shares granted on February 17, 2012, with a per share fair market value of $35.63 to correct an error in the calculation of the earlier February 2, 2012 grant.

The amount included in the Stock Awards column for Mr. J. Schiff, Jr. reflects the value of PSUs, RSUs and Holiday Stock awards. PSUs are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718 using a Monte-Carlo valuation on the date of grant. The amount included for RSUs reflects the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by Mr. J. Schiff, Jr. For assumptions used in determining this value, see our 2011 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 134. The maximum attainable value from the PSUs awarded to Mr. J. Schiff, Jr. is $77,805. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. On November 23, 2011, Mr. J. Schiff, Jr. was granted 10 shares under this plan with a per share fair market value of $27.56 each.

(4)	The amount in the Option Awards column reflects the value of grants of nonqualified stock options. These nonqualified stock options are performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. For assumptions used in calculation of option awards, see our 2011 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 134. This amount does not represent the actual value, if any, that may be realized by Mr. J. Schiff, Jr. Non-employee directors are not eligible to receive stock options under any company plan.
(5)	Non-employee directors are not eligible to receive awards of non-equity incentive-based compensation. For 2011, Mr. Schiff received annual incentive compensation of $200,000 as the company achieved the performance hurdle associated with a target level payout.
(6)	No preferential earnings were paid on deferred compensation in 2011. Amounts in this column reflect changes in the actuarial present value of benefits under the defined benefit and SERP plans of an increase of $408,448 under the defined benefit plan and a decrease of $35,327 under the SERP. In addition to one year of service credit in the SERP increases in benefit amounts at year-end are due to a reduction in the applicable interest rate used to actuarially calculate the accumulated benefit in each plan to 2.25 percent from 2.5 percent. Nonemployee directors are not eligible to participate in the defined benefit or SERP plans.
(7)	For Mr. J. Schiff, Jr., reflects salary of $250,000 and perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 47. For Mr. Webb, includes perquisites in an aggregate amount of $15,550, which amount includes the incremental additional cost of $6,048 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability insurance policy in the amount of $9,502.

Outside directors are paid cash fees of:

•	$4,500 for attendance at each parent or subsidiary company’s board meeting; and
•	$1,500 for attendance at each meeting of a parent or subsidiary board committee.

Fees for all meetings in any one day are not to exceed $6,000. In 2011, outside directors were paid an annual cash retainer of $25,000. On request, outside directors are reimbursed for travel expenses incurred in attending meetings. Outside directors also receive compensation in the form of common stock under the Cincinnati Financial Corporation Directors’ Stock Plan of 2009 (2009 Stock Plan). The purpose of this shareholder-approved plan is to attract and retain the services of experienced and knowledgeable nonemployee directors and to strengthen the alignment of interests between the nonemployee directors and shareholders. Under the 2009 Stock Plan, directors receive restricted shares of the company’s common stock with a fair market value on the date of grant equal to $25,000 plus the cash director’s fees received by such directors during the last calendar year, up to a maximum of $60,000 of cash fees, for total stock awards up to a maximum of $85,000. Awards to individual directors may slightly exceed $85,000 in value as the plan provides for rounding up to whole shares. Shares granted under the 2009 Stock Plan are restricted shares, nontransferable, except upon death, for three years from the grant date. The committee and the board intend stock awards under this plan to increase stock ownership by outside directors in furtherance of the ownership guidelines. The restriction on transferability of the shares further aligns the outside director’s financial interest with the interests of shareholders.

The committee grants awards for each director’s prior year’s board service under the 2009 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 44. Amounts shown in the Stock Awards column reflect grants awarded under the 2009 Stock Plan at the committee’s meeting on February 2, 2012, for board service in 2011.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals to certain business events. See Perquisites and Other Personal Benefits, Page 47, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

Conclusion

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2013 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 16, 2012, to be included in our proxy statement and proxy for the 2013 annual meeting. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2013 annual meeting is not within 30 days of April 28, 2013, the deadline will be a reasonable time before we begin to print and mail the proxy material for the 2013 Annual Meeting of Shareholders. In addition, the proxy solicited by the board for the 2013 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 1, 2013, without the matter having been discussed in such proxy.

Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2013 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before February 27, 2013, but not before January 18, 2013, or the shareholder’s proposal will not be permitted to be brought before the 2013 Annual Meeting of Shareholders.

Cost of Solicitation

Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Broadridge Financial Solutions Inc. to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the annual meeting. The cost of such services, is estimated at $12,500 plus out-of-pocket expenses.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love

Lisa A. Love

Senior Vice President, General Counsel and Corporate Secretary

March 16, 2012

Cincinnati Financial Corporation

Appendix A

Cincinnati Financial Corporation 2012 Stock Compensation Plan

1.	Purpose. The purpose of the Plan is to support the Company’s ongoing efforts to develop and retain excellent Associates and to provide them with incentives that are directly linked to the profitability of the Company’s businesses and to increases in shareholder value.

2.	Definitions. For purposes of the Plan, the following terms are defined as set forth below:

a.	“Associate” means employee of the Company or its operating subsidiaries and affiliates.

b.	“Award” means the grant under the Plan of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards.

c.	“Board” means the Board of Directors of the Company.

d.	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

e.	“Commission” means the Securities and Exchange Commission or any successor agency.

f.	“Committee” means the compensation committee of the board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan, which, in any case, shall include as members at least two “non-employees” within the meaning of Rule 16b-3 of the SEC, two “outside directors” for purposes of Code Section 162(m), and which is otherwise in compliance with any other requirements of applicable laws or regulations or the requirements of The Nasdaq Global Select Market.

g.	“Common Stock” or “Stock” means the common stock of the company.

h.	“Company” means Cincinnati Financial Corporation, a corporation organized under the laws of the State of Ohio, or any successor thereto

i.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

j.	“Fair Market Value” means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on The Nasdaq Global Market, or, if no such sale of Common Stock is reported on such date, the fair market value of the Stock as determined by the Committee in good faith.

k.	“Incentive Stock Option” means any Stock Option that complies with Section 422 (or any amended or successor provision) of the Code.

l.	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

m.	“Other Stock-Based Award” means an Award made pursuant to Section 6(a)(v).

n.	“Participant” means any eligible Associate as set forth in Section 4 to whom an Award is granted.

o.	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or of any subsidiary, affiliate or of unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

p.	“Performance Goals” mean the objectives for the Company or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Awards contingently awarded under the Plan. The Performance Goals for Awards that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) (or any amended or successor provision) of the Code shall be based on one or more of the following criteria: earnings per share, total shareholder return, operating income, net income, adjusted net earnings, cash flow, return on equity, return on capital, the combined ratio, premium growth, investment performance, and/or value creation ratio.

q.	“Plan” means this Cincinnati Financial Corporation 2012 Stock Compensation Plan, as amended from time to time.

r.	“Restricted Period” means the period during which an Award may not be sold, assigned, transferred, pledged or otherwise encumbered.

s.	“Restricted Stock” means an Award of shares of Common Stock pursuant to Section 6(a)(iii).

t.	“Restricted Stock Unit” means an Award described in Section 6(a)(iv).

u.	“Spread Value” means, with respect to a share of Common Stock subject to an Award, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Award’s exercise or grant price, if any.

v.	“Stock Appreciation Right” or “SAR” means a right granted pursuant to Section 6(a)(ii).

w.	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 6(a)(i).

x.	“Value Creation Ratio” means the total of 1) rate of growth in book value per share plus 2) the ratio of dividends declared per share to beginning book value per share.

3.	Administration. The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with all applicable laws, regulations, and accounting principles. Subject to the terms of the Plan, the Committee shall have the authority to determine those Associates who shall receive Awards and the amount, type and terms of each Award, and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not subject to either Section 16 of the Exchange Act or Section 162(m) (or any amended or successor provision) of the Code. Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Plan Participants.

4.	Eligibility. All full-time Associates of the Company and its subsidiaries and affiliates are eligible to be granted Awards under the Plan.

5.	Common Stock Subject to the Plan.

a.	Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to Awards granted under the Plan shall be 7,000,000; provided, however, that any shares of Common Stock issued to Participants pursuant to Awards in any form other than Stock Options shall be counted against such 7,000,000-share limit as three shares for every one share of Common Stock actually issued pursuant to such Award other than a Stock Option. Shares issued under the Plan may be either authorized but unissued shares or treasury shares, as designated by the Committee. To the extent any Award under this Plan terminates, expires or is forfeited without a distribution being made to the Participant in the form of Common Stock, the shares subject to such Award that were not so issued, if any, shall again become available for distribution in connection with Awards under the Plan. Each Stock Appreciation Award granted under the Plan that may be settled in shares of Common Stock shall be counted in full (i.e., to the extent of the face number of shares originally granted) against the maximum number of shares of Common Stock available for award under the Plan, regardless of the actual number of shares of Common Stock that are actually issued to the Participant upon settlement of the Stock Appreciation Right. Any shares of Common Stock that are used by a Participant as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under the Plan shall not be available for subsequent distribution in connection with Awards under the Plan.

b.	Adjustments for Certain Corporate Transactions. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after adoption of the Plan, the Committee is authorized to make such adjustments or substitutions with respect to the Plan and to Awards granted hereunder as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the Award limits set forth in Section 6, (C) to the Performance Goals or Performance Cycles of any outstanding Performance-Based Awards, and (D) to the number and kind of securities subject to outstanding Awards and, if applicable, the grant or exercise price or Spread Value of outstanding Awards. In connection with any of the events described in this Section 5(b), the Committee is also authorized to provide for the payment of any outstanding Awards in cash, including, but not limited to, payment of cash in lieu of any fractional Awards. In the event of any conflict between this Section 5(b) and other provisions of the Plan, the provisions of this section shall control.

6.	Awards.

a.	General. The types of Awards that may be granted under the Plan are set forth below. Awards may be granted singly, in combination or in tandem with other Awards.

i.	Stock Options. A Stock Option represents the right to purchase a share of stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Award agreement. The term of each Stock Option shall be set forth in the Award agreement, but no Stock Option shall be exercisable more than 10 years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the applicable Award agreement, Stock Options may be exercised, in whole or in part, by giving written notice of exercise specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept (including a copy of instructions to a broker or bank acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the purchase price). Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or as prescribed by the laws of descent and distribution, Stock Options may not be sold, assigned, encumbered, pledged or otherwise transferred.

ii.	Stock Appreciation Rights. A SAR represents the right to receive a payment, in cash, shares of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR shall be set forth in the applicable Award agreement and shall not be less than 100 percent of the Fair Market Value on the date of grant. Subject to the terms of the applicable Award agreement, a SAR shall be exercisable, in whole or in part, by giving written notice of exercise to the Company in the manner prescribed in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, SARs may not be sold, assigned, encumbered, pledged or otherwise transferred.

iii.	Restricted Stock. Shares of Restricted Stock are shares of Common Stock that are awarded to a Participant and that during the Restricted Period may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock may not be sold, assigned, encumbered, pledged or otherwise transferred during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock all the rights of a holder of Common Stock during the Restricted Period.

iv.	Restricted Stock Units. Restricted Stock Units represent the right to receive shares of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Award agreement. Except for a beneficiary designation as permitted by the terms of the applicable Award agreement or as designated by a Participant by will or prescribed by the laws of descent and distribution, Restricted Stock Units may not be sold, assigned, encumbered, pledged or otherwise transferred during the Restricted Period. Except as provided in the applicable Award agreement, a Participant shall have with respect to such Restricted Stock Units none of the rights of a holder of Common Stock unless and until shares of Common Stock are actually delivered in satisfaction of such Restricted Stock Units.

v.	Other Stock-Based Awards. Other Stock-Based Awards are Awards, other than Stock Options, SARs, Restricted Stock, or Restricted Stock Units that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Awards granted under this subsection (v) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of an Other Stock-Based Award is based on the Spread Value, the grant price for such an Award shall not be less than 100 percent of the Fair Market Value on the date of grant.

b.	Award Limitations. Awards granted under the Plan shall be subject to the following limitations:

i.	Stock Options. No Participant shall be granted Stock Options on more than 300,000 shares of Common Stock during any period of three consecutive calendar years.

ii.	Incentive Stock Options. The aggregate Fair Market Value (at the grant date) of the Common Stock with respect to which Incentive Stock Options are first exercisable by any Participant in any one calendar year shall not exceed $100,000.

iii.	Restricted Stock and Restricted Stock Units. No Participant shall be granted Restricted Stock and/or Restricted Stock Units in a total amount exceeding 100,000 shares of Common Stock during any period of three consecutive calendar years.

iv.	Stock Appreciation Rights and Other Stock-Based Awards. No Participant shall be granted Stock Appreciation Rights and/or Other Stock-Based Awards in a total amount exceeding 100,000 shares of Common Stock during any period of three consecutive calendar years.

c.	Performance-Based Awards. Any Awards granted pursuant to the Plan may be in the form of performance-based Awards through the application of Performance Goals and Performance Cycles.

7.	Acceleration of Awards. Unless otherwise expressly provided in an applicable Award agreement and notwithstanding any other provision of the Plan to the contrary, if a Participant’s employment with the Company is terminated by action of the employing entity within 12 months after the effective date of a Change in Control, then all Stock Options and Stock Appreciation Rights held by such Participant as of the date of termination shall become fully vested and exercisable, and the restrictions and other conditions applicable to any Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards held by such Participant as of the date of termination, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested. For this purpose, a “Change in Control” means the event which shall be deemed to have occurred if either (i) after the date this Plan is adopted by the Company’s shareholders, without prior approval of the Board, any person, entity or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) without prior approval of the Board, as a result of, or in connection with, or within two years following, a tender or exchange offer for the voting stock of the Company, a merger or other business combination to which the Company is a party, the sale or other disposition of all or substantially all of the assets of the Company, a reorganization of the Company, or a proxy contest in connection with the election of members of the Board of Directors, the persons who were directors of the Company immediately prior to any such transactions cease to constitute a majority of the Board of Directors or of the board of directors of any successor to the Company (except for resignation due to death, disability or normal retirement.) For purposes of the definition in the preceding sentence, any terms that are defined by rules promulgated by the SEC shall have the meanings specified in such definitions from time to time.

8.	Dodd-Frank Compliance. The Company is required, under applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations of the Securities and Exchange Commission that may be promulgated thereunder from time to time, to adopt and maintain a policy, applicable in the event of an accounting restatement by the Company due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws. This policy requires the Company to recover amounts paid to its executive officers as incentive-based compensation that exceed the compensation they would have received from the Company if such accounting restatement had not occurred. Participants who are executive officers of the Company shall be required, as a condition to the receipt of any Awards under this Plan, to acknowledge the applicability of the Company’s Dodd-Frank policy to them and to agree to surrender to the Company any amounts such policy may require the Company to recover from them in the event of a covered accounting restatement.

9.	Plan Amendment and Termination. The Board may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law, regulation, or stock exchange rule, or if such amendment would (i) decrease the grant or exercise price of any Stock Option, SAR or Other Stock-Based Award to less than the Fair Market Value on the date of grant, or (ii) increase the total number of shares of Common Stock that may be distributed under the Plan. The Committee may not, without shareholder approval, cancel any Stock Option and substitute therefore a new Stock Option with a lower grant price. Except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no amendment or termination of the Plan may materially and adversely affect any outstanding Award under the Plan without the Award recipient’s consent.

10.	Payments and Payment Deferrals. Payment of Awards may be in the form of cash, Common Stock, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents.

11.	Award Agreements. Each Award under the Plan shall be evidenced by a written agreement in a form prescribed by the Committee that sets forth the terms, conditions and limitations for each Award. Such terms may include, but are not limited to, the term of the Award, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. The Committee may amend an Award agreement, provided that, except as set forth in any Award agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Plan Participants, no such amendment may materially and adversely affect an Award without the Participant’s consent.

12.	Unfunded Status of Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

13.	General Provisions.

a.	Investment Representations. The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares for investment and not with a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

b.	Not an Employment Obligation. Neither the adoption of the Plan nor the granting of Awards under the Plan shall confer upon any Associate any right to continued employment nor shall they interfere in any way with the right of the Company, a subsidiary or an affiliate to terminate the employment of any Associate at any time.

c.	Income Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company for the payment of, any federal, state, local or foreign taxes of any kind that are required by law or applicable regulation to be withheld with respect to such amount. Unless otherwise determined by the Committee and except in the case of Incentive Stock Options, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its subsidiaries and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

d.	Governing Law. The Plan and all Awards made and actions taken there under shall be governed by and construed in accordance with the laws of the State of Ohio, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in an Award, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio to resolve any and all issues that may arise out of or relate to the Plan or any related Award.

e.	Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

f.	Successors and Assigns. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

g.	Effective Date; Plan Expiration. If approved by the Company shareholders, the Plan shall become effective on April 28, 2012. Except as otherwise provided by the Board, no Awards shall be made after April 27, 2022, provided that any Awards granted prior to that date may extend beyond it, and provided further that the Performance Goals shall be subject to approval of the Company’s shareholders at least once every five years as prescribed by Code Section 162(m).

Contact Information

You may direct communications to Cincinnati Financial Corporation’s secretary, Lisa A. Love, senior vice president and general counsel, for sharing with the appropriate individual(s). Or, you may directly access services:

Investors: Investor Relations responds to investor inquiries about the company and its performance.

Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer

513-870-2768 or investor_inquiries@cinfin.com

Shareholders: Shareholder Services provides stock transfer services, fulfills requests for shareholder materials and assists registered shareholders who wish to update account information or enroll in shareholder plans.

Jerry L. Litton – Assistant Vice President, Shareholder Services

513-870-2639 or shareholder_inquiries@cinfin.com

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.

Joan O. Shevchik, CPCU, CLU – Senior Vice President, Corporate Communications

513-603-5323 or media_inquiries@cinfin.com

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company

The Cincinnati Casualty Company

The Cincinnati Indemnity Company

The Cincinnati Life Insurance Company

The Cincinnati Specialty Underwriters Insurance Company

CSU Producer Resources Inc.

CFC Investment Company

Mailing Address

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Street Address

6200 South Gilmore Road

Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000

Fax: 513-870-2066

Email: cfc_corporate@cinfin.com

www.cinfin.com

CINCINNATI
FINANCIAL CORPORATION

P.O. BOX 145496
CINCINNATI, OH 45250-5496

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐	______________

Nominees

01 William F. Bahl
02 Steven J. Johnston
03 Kenneth C. Lichtendahl
04 W. Rodney McMullen
05 Gretchen W. Price
06 John J. Schiff, Jr.
07 Thomas R. Schiff
08 Kenneth W. Stecher
09 John F. Steele, Jr.
10 E. Anthony Woods

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2 Ratifying the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2012.	☐	☐	☐
3 Voting on a nonbinding proposal to approve compensation for the company's named executive officers.	☐	☐	☐
4 Adopting the Cincinnati Financial Corporation 2012 Stock Compensation Plan.	☐	☐	☐

NOTE: The business of the meeting will include such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000131992_1 R1.0.0.11699

Cincinnati Financial Corporation 2012 Annual Meeting
April 28, 2012, 9:30 a.m., EDT

Cincinnati Art Museum
953 Eden Park Drive
Cincinnati, OH 45202

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Shareholder Letter is/are available at www.proxyvote.com .

CINCINNATI FINANCIAL CORPORATION
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth W. Stecher, John J. Schiff, Jr. and Steven J. Johnston, or any one of them with power of substitution as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of CINCINNATI FINANCIAL CORPORATION held on record on March 1, 2012, at the Annual Meeting of Shareholders to be held at 9:30 a.m., EDT on April 28, 2012, at the Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2012; FOR the nonbinding proposal to approve compensation for the company's named executive officers; and FOR the proposal to adopt the Cincinnati Financial Corporation 2012 Stock Compensation Plan.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000132240_2 R1.0.0.11699